Exhibit 10.6

AB FLEETCO SAS AS LESSOR AVIS LOCATION DE VOITURES SAS AS LESSEE and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK SA AS FLEETCO SECURITY AGENT
FRENCH MASTER LEASE AGREEMENT

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42.	Time of the Essence	45
43.	Change of FleetCo Security Agent	45
44.	Insufficient Recoveries	45
45.	Amendment	45
46.	Governing Law	45
47.	Jurisdiction	46
48.	Execution	46
	Schedule 1 Form of Master Lease Extension Agreement	47
	Schedule 2 Form of Vehicle Request Notice	48
	Schedule 3 Form of Vehicle Schedule	49
	Schedule 4 Condition Precedent Documents	52
	Schedule 5 Form of Director's Certificate Regarding Negotiation Guidelines Compliance	53
	Schedule 6 Negotiation Guidelines in relation to New Buy-Back Agreements to be entered into between Fleetcos and Vehicles Manufacturers	56
	Schedule 7 Form of Notice to Landlord	68
	EXECUTION PAGE	70

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THIS AGREEMENT is made on 21 May 2014
BETWEEN

(1)
AB FLEETCO, a société par actions simplifiée incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Beauvais under number 799 383 997, with its registered office at 21, place de l'Hôtel Dieu, 60000 Beauvais, France (the "Lessor" or "French FleetCo");

(2)
AVIS LOCATION DE VOITURES, a société par actions simplifiée incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 652 023 961, with its registered office at 5, place de l’Iris, 92400 Courbevoie, France (the "Lessee"); and

(3)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a credit institution incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 304 187 701, with its registered office at 9 quai du Président Paul Doumer, 92920 Paris, la Défense Cedex (France), in its capacity as security agent of the French FleetCo Secured Creditors (the "FleetCo Security Agent").

INTRODUCTION

(A)	The Lessor purchases, subject to certain conditions being satisfied, Vehicles from certain Vehicle Manufacturers or Vehicle Dealers.

(B)	The Lessor has agreed to lease Vehicles to the Lessee under this Agreement on the terms and subject to the conditions set out in this Agreement.

(C)
The Lessee will use Vehicles leased to it for its vehicle rental business located in France for use primarily within such jurisdiction and ancillary purposes, and is permitted to sub-lease Vehicles, on the terms and subject to the limits and conditions set out in this Agreement.

(D)
The Lessor will enter into a servicing agreement (the "Servicing Agreement") with the Lessee pursuant to which the Lessee, acting as servicer (the "French Servicer"), agrees to assist the Lessor with its corporate administration, cash management and vehicle fleet management, as further described in the Servicing Agreement.

(E)
French FleetCo will also enter into a French Vehicle Pledge Agreement and a French Third Party Holding Agreement in relation to the French Vehicle Pledge Agreement in order to secure its obligations in relation to the French Vehicle Fleet in favour of the French FleetCo Secured Creditors.

(F)
The Lessor and the Lessee are entering into this Agreement in the context of the securitisation transaction involving other Affiliates of the Avis Europe Group in the Netherlands, Germany, Italy and Spain as Fleetcos and Opcos. Each of the other FleetCos and other OpCos which are involved in the Transaction is party to a Master Lease Agreement.  It is hereby acknowledged that: (i) the Lessor in entering into this Agreement has been influenced by the fact that each other FleetCo and each other OpCo has entered or is entering into another Master Lease Agreement and the Lessor like the other Lessors would not have entered into such agreement should the other FleetCos and Opcos not have entered into their respective Master Lease Agreement; (ii) the termination of any other Master Lease Agreement may trigger

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the termination of this Agreement, if such termination occurs in accordance with the terms of that other Master Lease Agreement and (iii) the financing made available to the Lessor in the context of the Transaction is based, from both an operational and financial standpoint, on the global nature of the financing made available to all FleetCos, including the Lessor.
THE PARTIES AGREE AS FOLLOWS:

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SECTION A
DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

1.1
Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated 5 March 2013 to which the Parties acceded on or about the date hereof (the "Master Definitions Agreement") (as the same may be amended, varied or supplemented from time to time) and shall be governed by French law when used in this Agreement.

1.2
If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

2.	PRINCIPLES OF INTERPRETATION

2.1	Construction of words
The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein.

2.2	Principles of law
If any obligations of a party to this Agreement or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be deemed to be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.

2.3	Meaning of "sub-lease"
In this Agreement, the term "sub‑lease" means any underlease, sub‑lease, licence, mandate or rental agreement in relation to the use of a Vehicle between the Lessee, as lessor, and a sub‑lessee (or equivalent), as lessee.

2.4	Performance of the French Servicer
The Lessee agrees and acknowledges that the French Servicer may perform certain of the obligations of the Lessor hereunder, as set out in the French Servicing Agreement, and such performance shall discharge the relevant obligations to the same extent as if the Lessor had performed them.

2.5	Lessor's capacity
Each of the Lessee and the Lessor agrees that the role of the Lessee as third party holder shall prevail over the role of the same as Lessee and that the terms of the French Third Party Holding Agreement shall prevail over the terms of this Agreement in the event of any conflict or discrepancy arising.
For all purposes, the Lessee hereby acknowledges and agrees that the Lessor is not a manufacturer, repairer or servicing agent in respect of any Vehicle.

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3.	COMMON TERMS

3.1	Incorporation of Common Terms
The Common Terms shall be incorporated by reference into this Agreement.

3.2	Conflict with Common Terms
If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law. For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with French law.

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SECTION B
LEASE

4.	REQUEST FOR LEASE

4.1	Vehicle Request Notice

4.1.1	The Lessee may from time to time, at its sole discretion, send a Vehicle Request Notice to the Lessor copied to the French Servicer.

4.1.2
Each Vehicle Request Notice shall specify the Vehicle Manufacturer or the Vehicle Dealer, the model, the model year, the expected date of delivery to the Lessee's premises and the number of Vehicles that the Lessee wishes to lease (which shall relate to Vehicles that the Lessor is able to purchase under a Vehicle Manufacturer Agreement or the Vehicle Dealer Agreement).

4.2	Purchase of Vehicles and agreement to lease

4.2.1
If the Lessor, subject to Clause 6.2 (Conditions precedent to lease) but otherwise in its absolute discretion, accepts a Vehicle Request Notice from the Lessee by countersigning the relevant Vehicle Request Notice, it will be required to purchase Vehicles and the Lessor agrees that it (with the assistance of the French Servicer, as the case may be) will, subject to receiving sufficient funding under the Transaction Documents and sub‑clause 4.2.2, make the relevant Vehicle orders to purchase such Vehicles in accordance with the terms of the relevant Vehicle Dealer Buy‑Back Agreement, Vehicle Manufacturer Buy‑Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement.

4.2.2
If the Lessor (with the assistance of the French Servicer, as the case may be) agrees to purchase Vehicles in accordance with the terms of the relevant Vehicle Dealer Buy‑Back Agreement, Vehicle Manufacturer Buy‑Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement to fulfil a Vehicle Request Notice accepted in accordance with sub‑clause 4.2.1, the Lessee shall lease as from the relevant Lease Commencement Date the Vehicles so ordered subject to and in accordance with the terms set out in this Agreement.

4.2.3
The Lessor undertakes for the benefit of the FleetCo Security Agent that it shall not accept any Vehicle Request Notices received after the occurrence of a Master Lease Termination Event where such Master Lease Termination Event has not been waived by or remedied to the satisfaction of the FleetCo Security Agent. The Lessor is entitled to (and shall, unless the FleetCo Security Agent specifies otherwise) reject any Vehicle Request Notice which has been delivered prior to the occurrence of a Master Lease Termination Event in circumstances where (a) the corresponding Vehicles order has yet to be made by the Lessor, and (b) a Master Lease Termination Event has occurred after delivery of a Vehicle Request Notice and such Master Lease Termination Event is continuing.

4.2.4
If the Lessor does not or cannot accept a Vehicle Request Notice, it shall promptly notify the Lessee in writing thereof and the Lessor shall not incur any Liability whatsoever if it does not or cannot accept a Vehicle Request Notice.

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4.3	Amendment and cancellation of Vehicle Request Notices

4.3.1
Subject to sub‑clause 4.3.2 and Clause 6.4 (Indemnity), and provided that no Master Lease Termination Event has occurred and is continuing, the Lessee may at any time and at its sole discretion amend or cancel any of the Vehicle Request Notices it has delivered to the Lessor in accordance with Clause 4.1 (Vehicle Request Notice). The Lessor shall only be obliged to accept such amendment or cancellation to the extent that it is permitted to amend or cancel the corresponding Vehicle order under the relevant Vehicle Dealer Buy‑Back Agreement, Vehicle Manufacturer Buy‑Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement.

4.3.2
If the Lessee proposes to cancel or amend any of the Vehicle Request Notices in accordance with sub‑clause 4.3.1, it shall send a notice in writing to the Lessor, copied to the French Servicer, by no later than the relevant Lease Commencement Date identifying the Vehicle Request Notice concerned and specifying the amendments and/or cancellation it proposes to make to that Vehicle Request Notice.

5.	LEASE TERM

5.1	Lease Term

5.1.5
The term of the lease granted hereunder in relation to any Vehicle shall be the applicable Lease Term and each Vehicle leased hereunder will be leased by the Lessor to the Lessee with effect from the relevant Lease Commencement Date, subject to and in accordance with the terms of this Agreement, including satisfaction of the conditions precedent set out in Clause 6.2 (Conditions precedent to lease) in relation to the relevant Vehicle. A lease in respect of a Vehicle hereunder will expire and automatically terminate at the end of the Lease Term provided that such lease may be renewed in accordance with Clause 5.2 (Extension of Lease).

5.1.6
The Lessee expressly acknowledges that the Lease Commencement Date and associated Lease Term may commence prior to the date of physical delivery of a Vehicle to the Lessee and that the Lease Expiration Date and the expiry of the Lease Term may end after the date of physical redelivery of a Vehicle to the Lessor.

5.2	Renewal of Lease

5.2.3
Subject to sub‑clause 5.2.2 and the other terms of this Agreement, any lease of Vehicles hereunder can be renewed by execution of the Lessor and the Lessee of a Master Lease Extension Agreement in substantially the form set out in Schedule 1 (Form of Master Lease Extension Agreement) on or before the Master Lease Scheduled Expiry Date or within 5 (five) Business Days after the Master Lease Scheduled Expiry Date, in which circumstance the lease of the relevant Vehicle will expire on the immediately following Master Lease Scheduled Expiry Date (and, notwithstanding any provision herein to the contrary, such lease shall have remained in full force and effect during such 5 (five) Business Day period following the relevant Master Lease Scheduled Expiry Date).

5.2.4	The Lessor may only enter into a Master Lease Extension Agreement if no Master Lease Termination Event has occurred and is continuing.

5.2.5	The Master Lease Extension Agreement shall become effective on the date stated therein (subject to the deemed renewal provision in sub‑clause 5.2.1).

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5.2.6	The Lessee shall provide a copy of each Master Lease Extension Agreement to the Transaction Agent, the FleetCo Security Agent and the Liquidation Agent.

6.	VEHICLE SCHEDULES AND CONDITIONS TO LEASE

6.1	Vehicle Schedules

6.1.7
Subject to the satisfaction of the conditions in Clause 6.2.1 (Conditions precedent to lease), if the Lessor has ordered Vehicles in order to fulfil an accepted Vehicle Request Notice and provided that the relevant Vehicle Request Notice has not been cancelled in full in accordance with Clause 4.3 (Amendment and cancellation of Vehicle Request Notices), then following the delivery to the Lessor (or the French Servicer on its behalf) of the relevant Vehicles in accordance with the relevant Vehicle Dealer Buy‑Back Agreement, Vehicle Manufacturer Buy‑Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement, as the case may be, the Lessor (or the French Servicer on its behalf) will deliver to the Lessee (with a copy to the FleetCo Security Agent and the Transaction Agent) a duly completed and duly executed Vehicle Schedule in relation to all the Vehicles by the fifth (5) Business Day following the last day of the week during which the Lease Commencement Date for the relevant Vehicles has occurred and the Lessee shall sign such Vehicle Schedule. Among other things, each Vehicle Schedule shall evidence, in respect of all Vehicles referred to therein, the relevant individual leases for each Vehicle.

6.1.8
The Lessee hereby agrees to the publication with the competent commercial register (Greffe du Tribunal de commerce), on a monthly basis as from the date on which the first Vehicle is leased under this Agreement, of a form encompassing relevant information extracted from this Agreement, together with the latest available Fleet Report delivered by the French Servicer to French FleetCo on the immediately preceding Reporting Date in accordance with clause 5.2.2 of Part C to Schedule 1 of the French Servicing Agreement listing the Vehicles leased to the Lessee on or about the date on which the publication procedure is carried out, for as long as this Agreement remains in force.

6.2	Conditions precedent to lease

6.2.1	The agreement of the Lessor to lease any Vehicle to the Lessee hereunder is subject to:

(a)
all conditions precedent listed in sub‑clause 6.2.2 being satisfied, provided that such conditions precedent shall be deemed satisfied pursuant to sub‑clause  6.3.1 or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the delivery of a duly completed and executed Vehicle Request Notice;

(b)
all conditions precedent listed in sub‑clause 6.2.2 being deemed satisfied pursuant to sub‑clause 6.3.2 or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the relevant Lease Commencement Date; and

(c)
receipt by the Lessor and the FleetCo Security Agent of the documents listed in Schedule 4 (Condition Precedent Documents) prior to or on the date of this Agreement, in each case, in a form satisfactory to the Lessor and the FleetCo Security Agent.

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6.2.2	For the purposes of sub‑clauses 6.2.1(a) and 6.2.1(b), the conditions precedent are:

(a)	no Master Lease Termination Event shall have occurred and be continuing or would result from the delivery of such Vehicle Request Notice or leasing of such Vehicle;

(b)	the Master Lease End Date has not occurred; and

(c)	the relevant Vehicle is an Eligible Vehicle.

6.3	Representation and warranty as to conditions precedent
The Lessee hereby agrees that:

6.3.1
on each day that it submits a Vehicle Request Notice, the Lessee shall be deemed to represent and warrant to the Lessor that the conditions precedent referred to in sub‑clause 6.2.1(a) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is deemed to be made; and

6.3.2
on each Lease Commencement Date, the Lessee shall be deemed to represent and warrant to the Lessor that the conditions precedent referred to in sub‑clause 6.2.1(b) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is deemed to be made.

6.4	Indemnity
The Lessee shall indemnify the Lessor in respect of any Liabilities which the Lessor may suffer in circumstances where the Lessor has ordered a Vehicle or Vehicles following the receipt of a Vehicle Request Notice and (i) the Lessee has cancelled or amended the aforementioned Vehicle Request Notice in accordance with Clause 4.3 (Amendment and cancellation of Vehicle Request Notice) and/or (ii) the Lessor has accepted a Vehicle Request Notice but subsequently is made aware of a Master Lease Termination Event and rejects such notice, and/or (iii) a lease is not entered into by the date on which the Lessor pays the purchase price for such Vehicle or Vehicles (including, without limitation, where a lease is not entered into because the conditions precedent in Clause 6.2 (Conditions precedent to lease) are not satisfied).

7.	DELIVERY OF VEHICLES

7.1
The Lessor shall deliver (or procure the delivery of) the relevant Vehicles which are the subject of a Vehicle Request Notice to the drop location specified by the Lessee to the Lessor before such delivery (and confirmed in the relevant Vehicle Schedule) and such delivery (and any subsequent transportation to the premises of the Lessee) shall be at the Lessee's expense (and the Lessee shall promptly reimburse the Lessor for such costs and expenses upon receipt of an invoice from the Lessor in respect of the same) to the extent that such costs have not been included in the Capitalised Cost of such Vehicle.

7.2
In addition, all deliveries to be made in accordance with this Clause 7 shall be made (i) together with the keys and all relevant title and registration documentation in its possession (or in possession of any of its agent appointed for this purpose)

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relating to the relevant Vehicle; and (ii) free and clear of any Security Interest (other than any retention of title provided pursuant to the relevant Vehicle Dealer Buy Back Agreement, Vehicle Manufacturer Buy Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement (if applicable)).

7.3
The Lessor shall not be responsible for any Liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Vehicle to the Lessee pursuant to any Vehicle Request Notice.

8.	USE OF VEHICLES AND SUB–LEASING

8.1	Use of Vehicles

8.1.3	During the Lease Term of a Vehicle, the Lessee may use the Vehicles for the following purposes:

(a)
without prejudice to the uses specified in paragraphs (b) to (e), in the ordinary course of the Lessee's vehicle rental business or for use by the Lessee's employees in activities related to such business;

(b)	to use as a Service Vehicle;

(c)
to sub‑lease to persons, other than Affiliates of the Avis Europe Group (or of Avis Budget Group, Inc.) established in France, for use in the ordinary course of such persons' own vehicle rental business, or for the use by such persons' employees in activities related to such business; or

(d)
to sub‑lease to Affiliates of the Avis Europe Group (or of Avis Budget Group, Inc.) established in France for use by such Affiliates in their own businesses or by its employees in their personal activities or activities related to such business in France; or

(e)
to sub‑lease to Affiliates of the Avis Europe Group or third parties located in a jurisdiction other than France for use by such Affiliates or third parties in their own businesses or by their employees in their personal activities or activities related to such business.

8.1.4	the Lessee may not use any Vehicle for any purpose not set out in the above sub‑clause 8.1.1 without obtaining prior written consent from the Lessor and the FleetCo Security Agent.

8.2	Conditions to Sub‑leases

8.2.1	The Lessee shall ensure that the Vehicles used as Service Vehicles pursuant to Clause 8.1.1 (b) and/or sub-leased pursuant to 8.1.1 (c) to (e) shall at all times comply with the Concentration Limits.

8.2.2
The Lessee may only grant a sub-lease under Clause 8.1 (Use of Vehicles) if the following conditions (or, in the case of sub‑leases to be granted under sub‑clauses 8.1.1(a) or 8.1.1(b), subject only to the conditions specified in paragraphs (a), (b) and (f)) are satisfied at the time such sub‑lease is entered into:

(f)	the sub‑lease must not conflict in any material respect with a lease granted to the Lessee under this Agreement;

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(g)
the lease term of the sub‑lease of any Vehicle may not extend beyond the Lease Term applicable to such Vehicle (which, for the avoidance of doubt, may not exceed 12 months) and the sub-lease shall terminate upon termination of this Agreement;

(h)	the sub‑lease documentation shall expressly:

(i)
acknowledge the Lessor's ownership of the Vehicles and (where applicable) that security over the Vehicles has been granted in favour of the French FleetCo Secured Creditors (and that the sub-lease shall not result in a change of registration (immatriculation) of the Vehicles);

(ii)	be stated to be subject to the Lessor's rights in respect of the Vehicles (including a right of inspection consistent with Clause 9 (Non Disturbance and Access)); and

(iii)	acknowledge the Lessor's right of repossession;

(i)	in the case of a sub‑lease granted pursuant to sub‑clause 8.1.1(c) or 8.1.1(d), the Vehicles are sub‑leased to persons established in France;

(j)
the sub‑lease shall not permit any further sub‑leasing other than in the ordinary course of the relevant sub‑lessor's own vehicle rental business or the use by such sub‑lessor's employees in activities related to such businesses provided that where an Affiliate of the Avis Europe Group (or of Avis Budget Group, Inc.) to which the Lessee has sub‑leased a Vehicle pursuant to sub‑clause 8.1.1(d) or 8.1.1(e) wishes to sub‑lease such Vehicle to a third party for use by such third party's own vehicle rental business or for use by such third party's employees in activities related to such business (i) such further sub‑lease shall comply with the conditions specified in clause 8.2.2 (or, in the case of sub-leases granted under sub clauses 8.1.1(a) or 8.1.1(b), only with the conditions specified in paragraphs 8.2.2. (a), (b) and (f)), and (ii) the relevant Vehicle is further sub‑leased to a person located in the same jurisdiction as the relevant Affiliate or the Lessee;

(k)
no sub‑lease shall involve any transfer of title or proprietary interest in the Vehicle and the sub‑lease shall not in any way discharge or diminish any of the Lessee's obligations to the Lessor under this Agreement and the Lessee shall remain primarily liable for the performance of all its obligations under this Agreement to the same extent as if such sub‑lease had not occurred, including any re–registration requirements (if any) arising from termination or expiry of the sub‑lease;

(l)	no Master Lease Termination Event has occurred and is continuing or would result from the sub‑leasing of the Vehicle;

(m)
to the knowledge of the Lessee at the time of the granting of the sub‑lease or at the time of the undertaking by the Lessee to grant the sub‑lease, no Insolvency Event exists in respect of the sub‑lessee; and

(n)	to the knowledge of the Lessee the sub‑lease shall not render any of the Transaction Documents to which the Lessor is a party illegal.

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9.	NON DISTURBANCE AND ACCESS

9.1
The Lessor undertakes that, provided that there is no Master Lease Termination Event which has occurred and is continuing and subject to Clause 30.3 (Repossession of Vehicles), it shall not, through its own acts, interfere with the quiet enjoyment, possession and use of a Vehicle leased to the Lessee hereunder for so long as the Lessee or any sub‑lessee possesses such Vehicle in accordance with the terms of this Agreement.

9.2
If a Master Lease Termination Event is continuing and is not remedied or waived by the Lessor and the FleetCo Security Agent, without prejudice to the Lessor's or the FleetCo Security Agent's rights under Clause 28 (Termination), the Lessor, FleetCo Security Agent or any professional adviser to the Lessor or the FleetCo Security Agent retains the right, but not the duty, to inspect such Vehicles which are at any of the premises of the Lessee (from time to time) and which have been leased by the Lessor to the Lessee during normal business hours without disturbing the ordinary conduct of the Lessee's business and subject to reasonable advance notice. The Lessor, FleetCo Security Agent and their advisors or agents shall not incur any liability or obligation by reason of making or not making any such inspection.

10.	NATURE OF LEASE
The Lessee and the Lessor acknowledge that the relationship between the Lessor and the Lessee pursuant to this Agreement shall be only that of lessor and lessee and that any lease of Vehicles granted pursuant to this Agreement shall be an operating lease governed by articles 1713 et seq. of the French Code civil and ownership over the Vehicles will at all times remain in the Lessor. The Lessee shall not acquire by virtue of this Agreement any rights in, or option to purchase any Vehicles leased to it whatsoever other than the right of possession (détention) and use as provided by this Agreement and any lease granted pursuant hereto. Accordingly, for the avoidance of doubt, neither this Agreement, nor any lease thereunder shall be construed nor purported to be construed as a crédit-bail governed by Article L.313-7 of the French Code monétaire et financier, as an instalment sale agreement (vente à temperament) or as a lease and sale agreement (location-vente).

11.	TRANSFER OF RISK
As of the relevant Lease Commencement Date, and until the later of (i) the Lease Expiration Date or (ii) such time at which the Lessee and the relevant sub‑lessee (if any) no longer possesses such Vehicle and the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle has been transferred to any third party, the Lessee assumes and bears (as between the Lessor and the Lessee) the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities relating to the Vehicle.

12.	LESSEE'S UNCONDITIONAL OBLIGATIONS

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12.1	Obligation to pay Rent
Without prejudice to the provisions of Clause 18.1 (Prepayments), the Lessee's obligation to pay all Rent and other sums hereunder shall be absolute and unconditional and shall not be subject to any contingency whatsoever, including without limitation:

12.1.1
any abatement, recoupment or other right which either party may have against each other, set–off, counterclaim, deduction or reduction for any reason whatsoever (save where such deduction or reduction is required under any Requirement of Law in which case Clause 20 (Tax Gross Up) shall apply);

12.1.2
the unavailability of the Vehicle for any reason, including delayed or late delivery from a Vehicle Manufacturer and/or Vehicle Dealer, OpCo or another FleetCo, any lack or invalidity of title or any defect in title, merchantability, fitness for purpose, condition, design, or operation of any kind or nature of the Vehicle, or the ineligibility of the Vehicle for any particular use, or for registration or documentation under the laws of any relevant jurisdiction, or the destruction of, or damage to, the Vehicle;

12.1.3	any failure or delay on the part of any party hereto, whether with or without fault on its part, in performing or complying with any further terms or conditions of this Agreement;

12.1.4	any Insolvency Event in relation to the Lessor or the Lessee;

12.1.5
any failure on the part of any sub‑lessee to perform or comply with any of the terms of any sub‑lease arrangement entered into with the Lessee (including, without limitation, any failure to pay rent under such sub‑lease arrangement);

12.1.6	any lack of due authorisation of or other invalidity in relation to this Agreement;

12.1.7	any damage to, removal, abandonment, salvage, loss, theft, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof;

12.1.8	any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof;

12.1.9	any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor;

12.1.10	any failure on the part of the Lessor or the Lessee to perform or comply with any of the terms hereof or of any other agreement;

12.1.11	any invalidity or unenforceability of a part of this Agreement or any provision of any thereof, in each case whether against or by the Lessee or otherwise;

12.1.12	any insurance premiums payable by the Lessee with respect to the Vehicles; or

12.1.13	the provisions of a Master Lease Termination Notice.

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12.2	No termination etc.
The Lessee waives all rights now or hereafter conferred by law or otherwise to terminate this Agreement or to have it nullified, or to any diminution or reduction of Rent or other amounts payable by the Lessee hereunder.
In particular, as an exception to the provisions of articles 1721, 1722, and 1724 of the French Code civil (and notwithstanding the fact that the relevant suspension of use may continue for a period of more than forty (40) days) the Lessee shall not be entitled to claim any diminution or reduction of Rent.

12.3	Payments by Lessee final
All payments made by the Lessee hereunder shall be final, absent manifest error and the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever.

12.4	Survival of obligation to pay Rent
If this Agreement or any lease of a Vehicle shall be terminated in whole or in part by operation of law or otherwise (other than in accordance with Clause 28 (Termination)), the Lessee shall nonetheless pay an amount equal to all Rents and all other amounts due hereunder in respect of any Vehicles which were subject to a lease hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if this Agreement and/or that lease had not been terminated in whole or in part until the relevant Lease Expiration Date in respect of such Vehicles has occurred. All covenants and agreements of the Lessee herein shall continue to be performed at its costs, expense and risk unless expressly otherwise stated herein.

12.5	Lessee's rights and remedies
Subject to Clause 32 (No Representation or Warranty by Lessor), nothing in this Clause will be construed to limit the Lessee's rights and remedies in the event of the Lessor's breach of its warranty of quiet enjoyment set forth in Clause 9 (Non disturbance and Access) or the Lessor's wilful misconduct or gross negligence, or to limit the Lessee's rights and remedies to pursue in a court of law any claim it may have against the Lessor or any other person.

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SECTION C
PAYMENT TERMS

13.	RENT

13.1	Payment of Rent
As from the date on which the first Vehicle is leased hereunder, the Lessee shall pay to the Lessor in respect of the Related Month on each Lease Payment Date following the Lease Determination Date and on a Master Lease End Date:

13.1.1	the Base Rent accrued and payable; and

13.1.2	the Variable Rent payable,
in relation to each Vehicle leased by the Lessee from the Lessor under this Agreement.

13.2	Accrual and Payment of Rent
Subject to Clause 13.3 (Rent after termination), the Base Rent will accrue on a daily basis from the Lease Commencement Date of such Vehicle and the Variable Rent will accrue from the Lease Commencement Date in respect of the relevant Vehicle until, in the case of both Base Rent and Variable Rent, and subject to the other terms of this Agreement, the Lease Expiration Date of such Vehicle.

13.3	Rent after termination
After a Master Lease End Date, Rent shall continue to accrue (in the case of Base Rent) and be payable until the Vehicle is returned to the Lessor or to its order in accordance with Clause 30.2 (Return of Vehicles upon Master Lease End Date) or 30.3 (Repossession of Vehicles).

14.	CASUALTIES AND NON-ELIGIBLE VEHICLES

14.1	Notification by Lessee and Casualty Payment
If a Vehicle the subject of a lease hereunder suffers a Casualty or becomes a Non-Eligible Vehicle, the Lessee shall promptly after such event:

14.1.1	notify the French Servicer and the Lessor in writing thereof; and

14.1.2
pay to the Lessor the Casualty Payment in respect of such Vehicle within 7 Business Days of the date on which such Vehicle suffers a Casualty or becomes a Non-Eligible Vehicle, plus VAT, if and to the extent applicable.

14.2	Termination of lease due to Casualty

14.2.1	Subject to Clause 14.4 (Compliance), following receipt by the Lessor of the full amount of a Casualty Payment in respect of a Vehicle, the Lease Expiration Date will occur in respect of such Vehicle.

14.2.2	The Lessee shall continue to pay Base Rent and Variable Rent on the days and in the amount required under this Agreement notwithstanding that the relevant Vehicle

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has suffered a Casualty or has become a Non-Eligible Vehicle up to (and including) the Business Day immediately preceding the Lease Expiration Date for such Vehicle.

14.3	Proceeds of insurance claim
Subject to Clause 14.4 (Compliance), in the event that the Lessor is entitled to any indemnity arising from and does make a claim under an Insurance Policy in respect of a Vehicle that has suffered a Casualty, the Lessee shall be entitled to the net proceeds of recovery (if any) after deducting (i) any Casualty Payments due but unpaid by the Lessee (if any) in respect of such Vehicle and (ii) any reasonable costs and expenses incurred by the Lessor in making such recovery. The Lessor shall, as soon as reasonably practicable following receipt, pay such net proceeds to the Lessee.

14.4	Compliance
The Lessor shall not be required to comply with any of its obligations under this Clause 14 unless and until the Lessee complies with its obligations under this Agreement provided that the Lessor shall be entitled to assume that the Lessee has complied with its obligations under this Agreement unless the Lessor has actual knowledge to the contrary.

15.	PROGRAMME VEHICLE SPECIAL DEFAULT PAYMENTS

15.1
The Lessee acknowledges that each Programme Vehicle is subject to the terms and conditions of a Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement entered into between the Lessee, the Lessor and the relevant Vehicle Manufacturer and/or Vehicle Dealer (as such may be amended or novated from time to time) pursuant to which, the Lessor may be liable for Excess Damage Charges and/or Excess Mileage Charges. The Lessee shall indemnify the Lessor against any such Excess Damage Charge or Excess Mileage Charge or any payment required to be made by the Lessor under the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement as a result of the Lessee's use of a Vehicle which is or was the subject of a lease hereunder exceeding the prescribed mileage limit or resulting in the Lessor's non‑compliance with the damage and missing equipment provisions (if any) of the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement.

15.2
If the Lessee returns a Programme Vehicle to the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be), the Lessee shall, to the extent that any Excess Damage Charges and/or Excess Mileage Charges are paid or payable by the Lessor to the Vehicle Manufacturer and/or Vehicle Dealer or deducted or deductible from the Repurchase Price with respect to such Programme Vehicle, pay to the Lessor any Programme Vehicle Special Default Payment in respect of such Programme Vehicle on or prior to the Lease Payment Date immediately following the Related Month in which the Repurchase Price in respect of such Programme Vehicle is received or receivable by the Lessor.

16.	LESSEE RIGHT TO TERMINATE A PROGRAMME VEHICLE LEASE PRIOR TO THE PROGRAMME MINIMUM TERM
In addition to being able to return a Programme Vehicle where Clause 29 (Rejected Vehicles) applies, the Lessee has the right to return a Programme Vehicle prior to

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the end of the Programme Minimum Term in accordance with Clause 30.1 (Redelivery of Vehicles prior to a Master Lease End Date), and acknowledges that the Lessor will return such Vehicle to the relevant Vehicle Manufacturer and/or Vehicle Dealer at such time. If the Lessee exercises such right, the Lessee shall, on the Lease Payment Date (or, if earlier or later, by the Business Day on which the Lessor has to pay any Early Termination Payment to a Vehicle Manufacturer and/or Vehicle Dealer) immediately following the Related Month in which the Repurchase Price in respect of such Programme Vehicle is received or should have been received by the Lessor, pay to the Lessor an amount equal to the Early Termination Payment in respect of such Programme Vehicle.

17.	FEES, TRAFFIC PENALTIES AND FINES

17.1	Payments of fees, penalties and fines etc. by the Lessee
Notwithstanding the fact that the Lessor is the legal owner (propriétaire) (and the registered owner (titulaire du certificate d'immatriculation)) of a Vehicle, the Lessee shall be responsible for the payment of (and shall indemnify the Lessor against) all:

17.1.1
vehicle excise duty/motor vehicle duty other French specific duty other applicable registration fees (including, as the case may be, the taxe régionale, taxe pour le développement de la formation professionnelle dans les transports and the taxe pour la gestion des certificats d'immatriculation des véhicules), title fees, licence fees or other similar governmental or regional fees and taxes, to the extent that such fees, costs and taxes are not capitalised by the French FleetCo in respect of such Vehicle at the time the Vehicle is purchased;

17.1.2	premiums relating to any of the Insurance Policies under Clause 23.5 (Insurance); or

17.1.3	traffic summonses, penalties, judgments and fines incurred,
and any other fees, penalties, fines and similar payments in respect of any Vehicle delivered to the Lessor and/or leased under this Agreement incurred or imposed during the relevant Lease Term (or, where a Vehicle is a Casualty or an Non-Eligible Vehicle, for so long as the Lessor holds title to such Vehicle), all such amounts being "Traffic Fines and Penalties". The Lessee is responsible for the payment of such Traffic Fines and Penalties (in each case whether such payment is due and payable during such Lease Term or after such Lease Term has expired) to any Governmental Authority or pursuant to any Requirement of Law with respect to such Vehicles and which are notified to the Lessee (whether by the Lessor or a third party) or of which the Lessor is otherwise aware are due to be paid and which the legal owner (propriétaire) or registered owner (titulaire du certificate d'immatriculation) of such Vehicle is legally obliged to pay until the date on which Programme Vehicles are redelivered by the Lessor to the Vehicle Manufacturers and/or Vehicle Dealers or the Non–Programme Vehicles are sold by the Lessor to other third party purchasers. Where the Traffic Fines and Penalties are incurred or imposed and notified to the Lessee by any Governmental Authority or any party other than the Lessor or the FleetCo Security Agent, the Lessee shall notify the Lessor, the Transaction Agent and the FleetCo Security Agent promptly. In the event that the Lessee makes any payment in accordance with the terms of this Clause 17 which relates to a period that exceeds the Lease Term of the relevant

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Vehicle (the "Excess Payment"), the Lessee will not be entitled to make any claim against the Lessor for the refund of the Excess Payment or effect any set off of sums due and owing to the Lessor from the Lessee in respect of the same.
In particular, in respect of the sanctions related to violation of the French road code (Code de la Route) by any user of the Vehicles leased under this Agreement, the Lessee shall take all necessary steps to ensure that the competent Governmental Authorities are fully informed that it is the lessee of the relevant Vehicle, as provided for in Articles L. 121–2 and L.121–3 of such code.

17.2	Payment during Related Month
The Lessee shall pay to the Lessor on each Lease Payment Date (or, if earlier, the Business Day preceding the date by which such payment is due and payable under a Requirement of Law), an amount equal to the sum of all Traffic Fines and Penalties referred to in Clause 17.1 (Payments of fees, penalties and fines etc. by the Lessee) owed by the Lessee to the Lessor during the Related Month (to the extent that the Lessee has not paid already).

18.	PREPAYMENTS AND LATE PAYMENTS

18.1	Prepayments
Notwithstanding Clause 12.1, on any date, the Lessee may at its option pay to the Lessor any rent or other payment (in whole or in part) in advance of the relevant Lease Payment Date (including making a payment of Variable Rent to satisfy an obligation of French FleetCo to pay the Charge Costs in respect of a Vehicle) to the extent that such Rent or other payments have accrued or will have accrued on or before the next Lease Payment Date.

18.2	Consequences of late payment

18.2.1
If the Lessee fails to pay any amount due and payable by it under this Agreement on its due date, without prejudice to any other remedies of the Lessor, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to, one (1) per cent. during the period of non‑payment.

18.2.2	Any default interest accrued under this Clause 18.2 shall be payable on any Lease Payment Date by the Lessee or on demand by the Lessor or the FleetCo Security Agent.

18.2.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year.

19.	PAYMENT MECHANICS

19.1	Calculations
All determinations of Rent (including Rental Adjustments and other amounts payable by the Lessee to the Lessor (including Casualty Payments, Programme Vehicle Special Default Payments, Early Termination Payments, Traffic Fines and Penalties and Redesignation Amounts) on any Lease Payment Date or any other

19

date in accordance with the terms of this Agreement will be notified by the Lessor (or the French Servicer on the Lessor's behalf) to the Lessee in writing by no later than the Lease Determination Date immediately prior to such Lease Payment Date or, where a payment is due on a date other than a Lease Payment Date, the Business Day preceding such date. The notice shall include a statement of the total aggregate amount due and payable by the Lessee to the Lessor on such Lease Payment Date or due date and a description of the amounts payable by the Lessee.

19.2	Timing of payments
The Lessee shall ensure that all payments of Rent and other amounts to be paid by the Lessee to the Lessor hereunder shall be payable for same day value (in the Relevant Jurisdiction in which the Lessee is incorporated) on the relevant due date to the FleetCo French Transaction Account.

19.3	Business Days
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

19.4	Currency of account
EUR is the currency of account and payment for any sum due from one party to another under this Agreement.

19.5	Set‑off
The Lessee shall not be entitled to set–off any sums payable under this Agreement against any sums payable to it by the Lessor unless otherwise specified in this Agreement, except that any fees and expenses or other amounts due and payable by (i) French FleetCo to the French Servicer or the Lessee, or (ii) the French Servicer (or the Lessee) to the French FleetCo shall be reduced by any amount owed by, as the case may be, the French Servicer in such capacity or as Lessee to French FleetCo, or French FleetCo to the French Servicer or Lessee at such time under the French Servicing Agreement or this Agreement.

19.6	Aggregation of amounts
The Lessor shall aggregate the Rent due (and unpaid) on all Vehicles, together with any other amounts due to the Lessor.

19.7	Application of payments
All payments made to the Lessor under this Agreement (irrespective of the nature of the obligation in respect of which they are paid by the Lessee) shall be applied by the Lessor against Rent and any other amounts due and payable hereunder in the order determined by the Lessor.

20.	TAX GROSS‑UP

20.1	The Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.

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20.2
The Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lessor and the FleetCo Security Agent accordingly.

20.3
If the Lessee is required by law to make a Tax Deduction, the amount of the payment due by the Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.

20.4
If the Lessee is required to make a Tax Deduction, the Lessee shall make that Tax Deduction and account to the relevant Tax Authority for such amount within the time allowed and in the minimum amount required by law.

20.5
Within thirty (30) days of making either a Tax Deduction and/or accounting for such amount to the relevant Tax Authority, the Lessee shall deliver to the Lessor, the Transaction Agent and the FleetCo Security Agent evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

21.	VAT AND STAMP TAXES

21.1	Sums payable exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable on any supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

21.2	Payment of amounts in respect of VAT
Where, pursuant to the terms of this Agreement, any party (the "Supplier") makes a supply to any other party (the "Recipient") for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority): (i) where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to but no later than on the date on which the Supplier is required to pay the corresponding VAT to the Treasury) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required by law) not before, provide the Recipient with a valid VAT invoice in respect of such supply, and (ii) where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT.

21.3	Costs and expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not

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entitled to a refund (by way of credit or repayment) in respect of such VAT from any relevant Tax Authority.

21.4	Taxes and other duties
The Lessee shall pay all stamp, registration (enregistrement) and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify the Lessor against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

22.	INDEMNITIES

22.1
The Lessee shall pay to the Lessor and/or the FleetCo Security Agent promptly following demand and indemnify the Lessor and/or the FleetCo Security Agent (acting for the benefit of the French FleetCo Secured Creditors) for all expenses (including legal costs) incurred by the Lessor and/or the FleetCo Security Agent (on its behalf or on behalf of other French FleetCo Secured Creditors), as the case may be, (i) in contemplation of, or otherwise in connection with, the enforcement of, preservation of any rights under, this Agreement, or (ii) in respect of any breach of any representation, warranty, covenant, agreement, condition, or stipulation contained in this Agreement, together with interest from the date on which such expenses were incurred to the date of payment (both before and after judgment).

22.2
The Lessee agrees at all times, whether during or after the Lease Term, to indemnify and hold harmless the Lessor from and against all claims, proceedings or actions made or brought against the Lessor by any third parties (including any costs and expenses) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of:

22.2.1
the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any French Vehicle Documents in any jurisdictions), state, condition, appearance, safety, durability, design or operation, control and use of any kind or nature of any Vehicle or any part thereof;

22.2.2	defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

22.2.3	the infringement by the Lessee of any patent, trademark, copyright or other intellectual property rights.

22.3
The Lessee shall indemnify the Lessor against any loss or costs incurred by the Lessor (i) in consequence of the Lessee having to make a FATCA Deduction on any payment made to the Lessor under this Agreement, and (ii) in respect of any indemnity payment the Lessor itself is required to make pursuant to clause 11.3 of the FleetCo French Facility Agreement.

22.4
The indemnities in this Clause 22.1 shall not extend to Liabilities to the extent that such Liabilities would not have arisen or been suffered or incurred, but for the failure of the Lessor (and not the French Servicer acting on its behalf) to perform,

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or the breach by such parties of, any obligations in this Agreement or any wilful misconduct or gross negligence of such parties, except to the extent that such failure or breach is caused by the breach of the Lessee of any of its obligations under this Agreement, the French Servicer under the French Servicing Agreement where the French Servicer is itself liable or any act or failure to act of any other person.

22.5
All indemnities in this Agreement are given on an after‑tax basis, which shall mean that any party liable to make a payment under an indemnity ("Party A") shall pay such amount (the "Payment") to the other party ("Party B") and shall ensure that Party B is, so far as is practically possible, restored to the same position as it would have been in had the matter giving rise to Party A's obligation to make the Payment not arisen and, accordingly, the amount of the Payment shall take into account (inter alia) (a) the amount of any deduction against profits (or tax) arising to Party B which results from the matter giving rise to the Payment and (b) whether the Payment is subject to tax in Party B's hands.

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SECTION D
COVENANTS, REPRESENTATIONS AND WARRANTIES

23.	COVENANTS OF THE LESSEE
As from the date on which the first Vehicle is leased hereunder, the Lessee covenants and undertakes to the Lessor and the FleetCo Security Agent (for itself and on behalf of the French FleetCo Secured Creditors) that, unless at any time the Lessor and the FleetCo Security Agent shall otherwise expressly consent in writing, it will:

23.1	General covenants

23.1.4	only use the Vehicles for the purposes permitted under Clause 8 (Use of Vehicles and Sub–Leasing);

23.1.5
obtain (where not already obtained), maintain and comply with all Authorisations required in France which are necessary for the Lessee to lease, use, operate and sub-lease the Vehicles in accordance with its ordinary day-to-day rental business activities and perform its obligations hereunder;

23.1.6
acknowledge at all times that its role as third party holder prevails over its role as Lessee and that the terms of the French Third Party Holding Agreement shall prevail over the terms of this Agreement in the event of any conflict or discrepancy arising; and

23.1.7	refrain from (i) creating any Security over any Vehicle or (ii) permitting any Security to exist over any Vehicle, in each case other than as effected under the FleetCo French Security Documents.

23.2	Possession of Vehicles
Whilst any Vehicle that is a Programme Vehicle owned by the Lessor which is in the possession of the Lessee and until such Vehicle has been returned to the Lessor or to its order in accordance with Clause 29.5.1 (Return/Redelivery of Vehicles), not take or omit to take any action which would cause the Lessor to cause a breach of the undertakings and obligations of the Lessor under the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement in respect of that Vehicle;

23.3	Covenants as to Vehicles

23.3.1	not knowingly use any Vehicle for any unlawful purpose;

23.3.2
until each Vehicle has been redelivered to the Lessor or to its order in accordance with Clause 29.5.1 (Return/Redelivery of Vehicles) ensure that all maintenance and repairs to keep each Vehicle which has been delivered to the Lessee hereunder in good working order and condition are undertaken at the expense of the Lessee including:

(a)	where required under a Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement, using only spare parts

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and servicing arrangements approved by the Vehicle Manufacturer and/or Vehicle Dealer and, when required by the relevant Vehicle Manufacturer and/or Vehicle Dealer, returning each Vehicle only to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer's and/or Vehicle Dealer's authorised warranty stations for warranty work;

(b)
in the case of Non‑Programme Vehicles, returning each Vehicle only to an authorised Vehicle Manufacturer or Vehicle Dealer facility or the applicable Vehicle Manufacturer's or Vehicle Dealer's authorised warranty stations for warranty work;

(c)
if a Vehicle is recalled by a Vehicle Manufacturer and/or Vehicle Dealer for any modification or warranty work to be performed in respect of such Vehicle by such Vehicle Manufacturer and/or Vehicle Dealer, returning the Vehicle or procuring the return of the Vehicle to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer's and/or Vehicle Dealer's authorised warranty work station and procuring the performance of the relevant warranty work or modification;

(d)	paying, or causing to be paid, all usual and routine expenses incurred in the use and operation of each Vehicle including, but not limited to, fuel, lubricants, and coolants; and

(e)	not making any material alterations (other than through repairs carried out in accordance with (a), (b) and (c) above) to the Vehicle without the prior consent of the Lessor, provided for the avoidance of doubt that, as an exception to Articles 1719 paragraph 2 and 1720 of the French Code Civil, the Lessee agrees that the Lessor shall not, until each Vehicle has been redelivered to the Lessor or to its order in accordance with Clause 29.5.1 (Return/Redelivery of Vehicles), assume any costs and expenses in relation to the maintenance and to all necessary repair of the relevant Vehicle.
Any improvements or additions to a Vehicle will become and will remain the property of the Lessor, except that any addition to a Vehicle made by the Lessee will remain the property of the Lessee if they can be disconnected from a Vehicle and are so disconnected from the Vehicle prior to the date on which the Lessee has redelivered the relevant Vehicle to the Lessor in accordance with Clause 29.5.1 (Return/Redelivery of Vehicles), in each case, without impairing the functioning of such Vehicle or its resale value;

23.4	Reporting
Promptly after becoming aware thereof and having made due enquiry, give notice in writing of the occurrence of any Vehicle Manufacturer Event of Default to each of the Lessor, the Transaction Agent and the FleetCo Security Agent.

23.5	Insurance

23.5.1	arrange for the following insurances to be effected and maintained until the Master Lease End Date for the Lessor, for itself and, to the extent each or either of them

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is required to do so for any other person in each case arising out of the use of any vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law and consistent with past practice of the Lessee or otherwise prudent industry practice:

(a)
insurance cover which is a Requirement of Law, and, even if not so required by law, insurance protecting against liability in respect of bodily injury or death caused to third parties (the insurance specified in this paragraph (a), the "Motor Third Party Liability Cover"); and

(b)
in accordance with applicable law, insurance protecting against loss or damage to property belonging to third parties (the insurance specified in this paragraph (b), the "Motor Third Party Property Damage Liability Cover", and together with the Motor Third Party Liability Cover, the "Insurance Policies" and each an "Insurance Policy"), in each case with reputable, licensed insurance companies or underwriters acceptable to the FleetCo Security Agent and ensure that the Lessor is entitled to directly claim under such Insurance Policies;

23.5.2
on or prior to the Initial Funding Date, and then (i) on an annual basis (on each anniversary date of the execution of this Agreement) and (ii) on any date on which a new policy is entered into by the Lessee in substitution of, or in supplement to any existing insurance policy, provide to the Lessor a copy of the certificate delivered by the insurer to confirm that the insurance policy in relation to the Leased Vehicles is in full force and effect, together with a complete copy of the relevant insurance policy;

23.5.3
upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion in accordance with the terms of the applicable insurance arrangement;

23.5.4
ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;

23.5.5
notify the Lessor, the Transaction Agent and the FleetCo Security Agent of any material changes, variations or cancellations of insurance policies made or, to the knowledge of the Lessee, threatened or pending to either the Lessee's or the Lessor's insurance coverage under any of the Insurance Policies;

23.5.6	not to take or omit to take any action which would entitle the relevant insurer to cancel an Insurance Policy or avoid a claim;

23.5.7	promptly notify the Lessor, the Transaction Agent and the FleetCo Security Agent of:

(a)	any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and

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(b)	any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;

23.5.8
procure that the insurer promptly notifies directly the Lessor and the Transaction Agent of (i) any default of payment by it of any amounts due to any insurer, including any insurance premium and (ii) any termination of an insurance policy or suspension of any relevant guarantee;

23.5.9
indemnify the Lessor for the amount of any premium and any liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Lessor, as the case may be, (and such indemnity shall be immediately due and payable by the Lessee), if (i) any of the Insurance Policies are not kept in full force and effect and/or the Lessee fails to pay any premiums thereunder, and (ii) the Lessor exercises its right to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy);

23.5.10
ensure that no provision is contained in any insurance policy entered into by the Lessee which would render the Lessor liable for any unpaid premium or could render the Lessor liable to the insurer in relation to the insurance excess in the event the Lessee does not comply with any of its obligations under such policy;

23.5.11
ensure that the insurer undertakes not to reclaim any amounts from the Lessor in respect of circumstances in which the Lessor might be held liable as the owner of the Vehicles and in the event this requirement is not complied with, indemnify the Lessor for any amounts the Lessor is obliged to pay (if any) in this respect;

23.5.12	act with the necessary diligence when subleasing a Vehicle to a customer;

23.5.13
retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies and shall supply the Lessor, the FleetCo Security Agent and the Transaction Agent with (i) copies of the Insurance Policy documents, and (ii) details of any claim which may have a Material Adverse Effect on the Lessor;

23.5.14
comply, and use reasonable endeavours to ensure that any Affiliate to which a vehicle has been sub‑leased pursuant to the Master Lease Agreement and any sub‑contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies; and

23.5.15
in respect of the Motor Third Party Property Damage Liability Cover if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking in respect thereof.

23.6	Registration of Vehicles
Procure (with the co‑operation of the Lessor, where required) and at its expense the registration of the Lessor as the registered owner (titulaire de certificat d'immatriculation) of the Vehicles during the relevant Lease Term, within any applicable time limits for such registration.

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23.7	Landlords' liens

23.7.1
So as to anticipate any eventual attempt by any landlord of premises having entered into a lease agreement (contrat de bail) with the Lessee to invoke its statutory lien (privilège) in respect of any Vehicles of the Lessor that may be parked from time to time in such leased premises, send or cause to be sent to each relevant landlord a notice substantially in the form set out in Schedule 7 (Form of notice to Landlord), provided that such notice shall:

(a)	be sent at the latest on the date on which the first Vehicle leased by the Lessor hereunder is parked in the relevant premises; and

(b)	be sent on headed paper of the Lessee by registered letter with acknowledgement of receipt;
provided further that no such notice shall be sent with respect to any lease agreement (contrat de bail) including a statement substantially similar to the one set out in the aforementioned notice; and

23.7.2	inform any relevant landlord as to which Vehicles belong to the Lessor and which Vehicles belong to the Lessee (or any other third party), and to provide any evidence requested in connection thereto.

24.	REPRESENTATIONS AND WARRANTIES
The Lessee makes (i) the representations and warranties it makes under Clause 3.2 of the Framework Agreement at the times set out in the Framework Agreement and (ii) the representations and warranties in this Clause 24 to the Lessor and the FleetCo Security Agent (for itself and on behalf of the French FleetCo Secured Creditors) on each Lease Payment Date (as from the date on which the first Vehicle is leased hereunder), on the date of submission of a Vehicle Request Notice, on each Lease Commencement Date and each date on which a Vehicle Schedule is delivered to the Lessee, with reference to the facts and circumstances then existing.

24.1	Centre of Main Interests
Its centre of main interests (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) is located in France.

24.2	Solvency
No Insolvency Event has occurred in relation to the Lessee.

24.3	No Default

24.3.1	Unless otherwise notified in writing to the Lessor and the FleetCo Security Agent, no Potential Master Lease Termination Event or Master Lease Termination Event has occurred and is continuing; and

24.3.2	unless notified in writing to the Lessor and the FleetCo Security Agent, to the best of its knowledge and belief, no Event of Default has occurred in respect of the Lessee;

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24.4	Insurances
Neither the Insurance Policies nor any part thereof are subject to any Security save for any Security granted pursuant to the FleetCo French Security Documents;

24.5	Lease Term
if an Eligible Vehicle is a Programme Vehicle (and remains so designated), the Lease Term in respect of such Vehicle does not exceed the Programme Maximum Term for such Vehicle.

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SECTION E
REDESIGNATION, TERMINATION AND RETURN OF VEHICLES

25.	REDESIGNATION EVENTS

25.1	Redesignation of Programme Vehicles as Non‑Programme Vehicles

25.1.3	If the Lessor determines or becomes aware that:

(c)
a Programme Vehicle that ceases to fall within sub-paragraph (b) of the definition of "Eligible Vehicle" and/or ceases to satisfy the remaining conditions of that definition (including in circumstances where it is ineligible for repurchase under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement); or

(d)
a Programme Vehicle cannot otherwise be returned to the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) under the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement,

the Lessor shall promptly redesignate such Programme Vehicle as a Non–Programme Vehicle in accordance with Clause 27 (Redesignation Mechanics).

25.1.4
If the Lessor determines, in the case of a Programme Vehicle which the Lessor is not obliged to sell within a specified period to a Vehicle Manufacturer and/or Vehicle Dealer under the terms of the applicable Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement, that it does not wish to sell such Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer from whom the Vehicle was purchased, the Lessor may redesignate such Programme Vehicle as a Non–Programme Vehicle, subject to such redesignation not resulting in a breach of the terms of the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement.

25.2	Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default
If a Vehicle Manufacturer Event of Default occurs, the Lessor shall promptly upon becoming aware of the same redesignate all Programme Vehicles expected to be repurchased by the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) as Non‑Programme Vehicles.

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25.3	Redesignation of Non‑Programme Vehicles as Programme Vehicles
If the Lessor:

25.3.16
has redesignated a Programme Vehicle as a Non–Programme Vehicle in accordance with sub‑clause 25.1.1 and the Lessor subsequently determines or becomes aware that the circumstances referred to in that Clause have ceased or are found not to have applied at the relevant time; or

25.3.17
redesignated a Programme Vehicle as a Non‑Programme Vehicle in accordance with Clause 25.2 (Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default) and the relevant Vehicle Manufacturer Event of Default is capable of being and is subsequently cured; or

25.3.18
determines that it wishes to sell a Non–Programme Vehicle eligible to be purchased under a Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement to the relevant Vehicle Manufacturer and/or Vehicle Dealer, the Lessor may redesignate all such relevant Non–Programme Vehicles as Programme Vehicles.

26.	LIMITATIONS ON REDESIGNATION
The Lessor may not redesignate any Vehicle in accordance with Clause 27 (Redesignation Mechanics) other than in circumstances specified in Clause 25 (Redesignation Events).

27.	REDESIGNATION MECHANICS

27.1	Notification by Lessor
Within 5 (five) Business Days of redesignating a Vehicle in accordance with Clause 25 (Redesignation Events), the Lessor shall notify the Lessee in writing thereof and provide information to the Lessee, the Transaction Agent, the FleetCo Security Agent and the Central Servicer showing the revised Depreciation Charge per calendar month in respect of such Vehicle to enable the Servicer and Central Servicer to prepare an updated FleetCo Cash Management and Lease Report pursuant to the terms of the Framework Agreement.

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27.2	Payment of Redesignation Amounts by Lessee or reduction of Base Rent

27.2.1
If during the period starting on (but excluding) a Lease Determination Date and ending on (and including) the following Lease Determination Date any Vehicles are redesignated in accordance with Clauses 25.1 (Redesignation of Programme Vehicles as Non‑Programme Vehicles), 25.2 (Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default) and/or 25.3 (Redesignation of Non‑Programme Vehicles as Programme Vehicles), the Lessor shall calculate on such later Lease Determination Date the aggregate of all Redesignation Amounts applicable to all Vehicles that have been redesignated during the aforementioned period (the "Aggregate Redesignation Amount") and notify the Lessee of such Aggregate Redesignation Amount in accordance with Clause 19.1 (Calculations).

27.2.2
If the Aggregate Redesignation Amount is a positive amount, the Lessee shall pay to the Lessor such Aggregate Redesignation Amount on the Lease Payment Date immediately following such aforementioned Lease Determination Date.

27.2.3
Unless a Master Lease Termination Event has occurred and has not been remedied to the satisfaction of, or waived by, the FleetCo Security Agent if the Aggregate Redesignation Amount is a negative amount, the Lessor shall, on the Lease Payment Date immediately following such aforementioned Lease Determination Date reduce the Base Rent payable on that date in relation to each Vehicle by an amount equal to the multiple of: (a) such Aggregate Redesignation Amount (treated for this purpose as a positive number) multiplied by (b) the quotient obtained by dividing (i) the Base Rent calculated for the Vehicle to which such Base Rent relates on such Lease Determination Date prior to reduction and payable on the immediately following Lease Payment Date by (ii) the aggregate Base Rents calculated on such Lease Determination Date prior to reduction and payable on the immediately following Lease Payment Date for all Vehicles leased under this Agreement to the Lessee during the Related Month (provided that a Base Rent shall not be reduced to an amount less than zero).

28.	TERMINATION

28.1	Termination of this Master Lease Agreement

28.1.4
French FleetCo is entitled to withdraw from this Agreement for any reason whatsoever upon giving 60 days' notice to the French OpCo and upon receiving consent to withdraw from the FleetCo Security Agent (a copy of such notice to be provided to the Transaction Agent). French OpCo expressly waives any indemnity rights vis-à-vis the French FleetCo in respect of expenses, fees and loss of profits to which it will be entitled as a consequence of such withdrawal under French law.

28.1.5
Subject to a Master Lease End Date not having occurred and subject to sub‑clause 28.4.1, this Agreement shall remain in full force and effect until the date on which all Vehicles leased hereunder together with the French Vehicle Documents are returned to the Lessor or to its order in accordance with Clause 29.5.1 (Return/Redelivery of Vehicles).

28.2	Termination by notification
If a Master Lease Termination Event occurs, the Lessor (with the consent of the FleetCo Security Agent) or the FleetCo Security Agent may give the other parties

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hereto written notice (a "Master Lease Termination Notice") that such event has occurred upon which a Master Lease End Date shall occur.

28.3	Consequences of Master Lease End Date
If a Master Lease End Date occurs:

28.3.1	the Lessee's right to lease Vehicles hereunder shall terminate automatically without the need for any further action by the Lessor or the FleetCo Security Agent;

28.3.2	the Lessee shall not be able to lease additional Vehicles from the Lessor in accordance with Clause 5 (Lease Term);

28.3.3
the Lessee shall be required to immediately return or cause to be returned all Vehicles (together with the relevant French Vehicle Documents) in accordance with Clause 30.2 (Return of Vehicles upon Master Lease End Date) whereupon the lease shall terminate automatically without the need for any further action by the Lessor or the FleetCo Security Agent;

28.3.4
all accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement shall automatically, without further action by the Lessor or the FleetCo Security Agent become immediately due and payable;

28.3.5
the Lessee shall pay to the Lessor and the FleetCo Security Agent on demand all costs and expenses incurred by the Lessor and the FleetCo Security Agent in connection with the recovery of any Vehicles (together with the relevant French Vehicle Documents) which have been sub‑leased by the Lessee and, as the case may be, further sub‑leased by such sub–lessee in each case in accordance with Clause 8 (Use of Vehicles and Sub–Leasing) where the Lessee fails to return or redeliver such Vehicles in accordance with Clause 30.2 (Return of Vehicles upon Master Lease End Date);

28.3.6
the Lessee shall indemnify the Lessor and the FleetCo Security Agent against all Liabilities incurred by the Lessor and the FleetCo Security Agent in connection with such termination including all costs and expenses incurred in recovering possession of each Vehicle, French Vehicle Documents and/or carrying out any works or modifications required to bring the Vehicles up to, in the case of Programme Vehicles, the conditions specified in the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement for the Lessor to benefit from the Vehicle Manufacturer's and/or Vehicle Dealer's obligation to purchase such Vehicles or, in the case of Non–Programme Vehicles, such condition as the Lessor or the FleetCo Security Agent (as applicable) reasonably thinks fit in order to sell the relevant Non–Programme Vehicles; and

28.3.7	each party's accrued rights and obligations hereunder at the date of termination are unaffected but, subject to sub‑clause 28.4.1 each party's further rights and obligations shall cease immediately;

28.4	Miscellaneous termination provisions

28.4.1
Clauses 6.4, 14.1, 15, 16, 17.1, 21, 22, 28.3, 28.4.1, 28.4.2, 29.5.1, 32, 33, 40, 42 and 44 and those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall survive termination of this Agreement in accordance with Clause 28.1 and shall continue in full force and effect.

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28.4.2
If the Lessee fails to comply with any of its obligations under this Agreement, the Lessor and/or the FleetCo Security Agent may, without being in any way obliged or responsible for doing so and without prejudice to the ability of the Lessor or the FleetCo Security Agent to treat that non–compliance as a Master Lease Termination Event, effect compliance on the Lessee's behalf, and if the Lessor or the FleetCo Security Agent incurs any expenditure in effecting such compliance, the Lessor and/or the FleetCo Security Agent shall be entitled to recover such expenditure from the Lessee.

28.4.3	The rights and remedies of the Lessor and the FleetCo Security Agent provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided at law.

29.	REJECTED VEHICLES

29.1	Entitlement to reject
Subject to Clause 29.3 (Rejections after payment for Vehicle), the Lessee will be entitled to reject any Vehicle delivered to it by or on behalf of the Lessor pursuant to Clause 7 (Delivery of Vehicles) (i) if the Lessor is itself entitled to reject such Vehicle under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement pursuant to which such Rejected Vehicle was ordered and (ii) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessor under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement in respect of such Rejected Vehicle.

29.2	Records of rejected vehicles and return to Vehicle Manufacturer and/or Vehicle Dealer
The Lessee shall record any rejection of a Vehicle under this Clause 29 and provide the Fleetco Security Agent as from the date on which the first Vehicle is leased hereunder, with a monthly report listing the Rejected Vehicles (such report to be in a form reasonably acceptable to the Fleetco Security Agent).
The Lessee shall be responsible for returning the Rejected Vehicles directly to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the order of the other selling parties, in accordance with terms of the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement applicable to such rejection.

29.3	Rejections after payment for Vehicle
Subject to Clause 29.4 (Cessation of accrual of Rent), if the Lessee requests to reject a Vehicle after payment for such Vehicle has been made, the rejection shall be subject to the condition that the relevant Vehicle Manufacturer and/or Vehicle Dealer agrees (without set off or counterclaim) to repurchase such Vehicle from the Lessor for an amount equal to the Capitalised Cost of such Vehicle at the time of repurchase.

29.4	Cessation of accrual of Rent
Rent shall cease to accrue (and shall not be payable by the Lessee) in respect of a Rejected Vehicle on the date on which the Lessor receives for value and without set off or counterclaim the payment referred to in Clause 29.3 (Rejections after

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payment for Vehicle) or (in respect of Vehicles which have not been paid for) a successful claim is made in accordance with Clause 29.1 (Entitlement to reject).

29.5	Vehicle Manufacturer's/Vehicle Dealer's warranties

29.5.1
If a Vehicle is covered by a Vehicle Manufacturer’s warranty or a Vehicle Dealer's warranty pursuant to a Vehicle Manufacturer Agreement or a Vehicle Dealer Agreement, the Lessor acknowledges that the Lessee, during the Lease Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor is entitled to make.

29.5.2
For such purposes, the Lessor appoints the Lessee, which hereby accepts, as its lawful agent (mandataire) in order to exercise any and all (present and future) rights, benefit and actions it may have against any Vehicle Dealer or Vehicle Manufacturer arising from all such statutory and/or conventional warranties (including in particular the right to bring any action aiming at the termination of the relevant sale (action en résolution), the relevant Vehicle Dealer or Vehicle Manufacturer being held liable on the grounds of such statutory and/or conventional warranties (action en responsabilité) and/or arising from any hidden defect (action en garantie des vices cachés)).

29.5.3
Where a special proxy is necessary for the exercise by the Lessee of any of the rights, benefit and action of the Lessor against any Vehicle Dealer or Vehicle Manufacturer (in particular, in connection with any legal, court or out-of-court proceedings or actions, or any other action before any official or administrative authority), the Lessor undertakes to grant the same forthwith upon request of the Lessee.

29.5.4
The Lessee hereby waives its rights under articles 1999 and 2000 of the French Code civil. As a result, the Lessee shall bear any and all costs, fees and expenses incurred by it as a result of, or in connection with, the exercise of such rights on behalf of the Lessor.

29.5.5
The Parties agree that upon expiry or termination of any Lease (or, if a litigation is pending on such date, upon the issue of an enforceable judgment), the mandate (mandat) granted by the Lessor to the Lessee shall automatically terminate (and, as a result, the Lesseeshall no longer be entitled to exercise all such rights, benefit and actions on behalf of the Lessor).

30.	RETURN/REDELIVERY OF VEHICLES

30.1	Redelivery of Vehicles prior to a Master Lease End Date
Prior to a Master Lease End Date, in relation to any Vehicle which has not suffered a Casualty or become a Non-Eligible Vehicle:

30.1.8
the Lessee shall, at the Lessee's sole expense, return each Programme Vehicle together with all Vehicles Documents to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the nearest related manufacturer official auction site or other facility designated by such Vehicle Manufacturer and/or Vehicle Dealer, within the relevant period allowed for the repurchase for such Vehicle and in accordance with the relevant terms for the return of such Vehicle in the applicable Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement; and

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30.1.9
the Lessee shall, at the Lessee's sole expense, return each Non‑Programme Vehicle together with all Vehicles Documents to or to the order of the Lessor no later than the last Business Day of the month during which such Non‑Programme Vehicle ceases to be an Eligible Vehicle.

30.2	Return of Vehicles upon Master Lease End Date
Following a Master Lease End Date, the Lessee shall (if it has not already done so) immediately return the Vehicle(s) which were the subject of a lease hereunder (together with all French Vehicle Documents relating to such Vehicle(s)) to such location in France as the Lessor (with the consent of the FleetCo Security Agent) or as the FleetCo Security Agent shall direct and the Lessee shall promptly provide all assistance reasonably requested by the Lessor to procure the return of the French Vehicle Documents not in its possession.

30.3	Repossession of Vehicles
The Lessee agrees that, in the event that it fails to return Vehicles to or to the order of the Lessor as required under Clause 30.1 (Redelivery of Vehicles prior to a Master Lease End Date) or 30.2 (Return of Vehicles upon Master Lease End Date) as applicable, the Lessor or the FleetCo Security Agent (or any of their agents acting on their behalf) is entitled to take all steps and/or initiate all actions or recourses (whether judicial or not) which may be available under applicable law in order to re‑possess any Vehicles and/or French Vehicle Documents which have not been returned as aforementioned. The Lessor shall inform the FleetCo Security Agent (with a copy to the Transaction Agent) of any such steps, actions and recourses taken and/or initiated by it to repossess the Vehicles and/ or French Vehicle Documents.

30.4	Preparation of Programme Vehicles
Where required under a Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement, the Lessee shall arrange and pay for any and all costs in connection with the refurbishment (if applicable) and repair of any Programme Vehicle prior to or following the inspection of the Programme Vehicle by the Vehicle Manufacturer and/or Vehicle Dealer in connection with a sale of such Programme Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer.

31.	SALE OF VEHICLES

31.1	Sale of Vehicles by the Lessor
The Lessor has the right (at any time with the consent of the Lessee) to arrange, with the assistance of the French Servicer, if it deems it necessary or useful, for the sale of any Vehicle to a third party (if, in the case of Programme Vehicles the sale to such third party is permitted under the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement), provided that the sale price and any non-return bonus (if any) paid or payable by the relevant Vehicle Manufacturer or Vehicle Dealer to the Lessor in respect of such Vehicle is at least equal to the Net Book Value of the Vehicle.

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31.2	Lease Expiration Date
Following the Lease Expiration Date in respect of a Vehicle, to the extent that the occurrence of such Lease Expiration Date is not covered by items (a) or (b) of such definition, the Lessor, or the Lessee on its behalf, shall be entitled to either dispose of such Vehicle or treat such Vehicle as a Non-Eligible Vehicle. For the avoidance of doubt, any costs associated with such a disposal shall not be funded outside of the FleetCo Advances ultimately funded by the Senior Noteholders.

31.3	Sale of Vehicles between FleetCos and OpCos

31.3.6
Unless a Master Lease Termination Event has occurred and has not been remedied (in which case, the following shall not be permitted), (i) the Lessor and (ii) the Lessee (or any other Avis affiliated company, including Garage Saint Martin) or another FleetCo (with the consent of the Lessee) may from time to time agree, in their absolute discretion, for the Lessor to sell to the Lessee (or any other Avis affiliated company, including Garage Saint Martin) or another FleetCo (with the consent of the Lessee) by way of separate agreement any Vehicle (including any Vehicle that has suffered a Casualty) (unless such sale is prohibited under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement and the relevant Vehicle Manufacturer and/or Vehicle Dealer has not provided its consent) provided that (a) the price of such sale is at least equal to the then market value of such Vehicle (unless the then market value of the relevant Vehicle is lower than the Net Book Value, in which case the sale price shall be the Net Book Value of such Vehicle, plus any penalties (if any) that may arise under the relevant Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement as a result of the Vehicle being sold to a third party) and (b) in the case of a sale of a Vehicle by the Lessor to another FleetCo, the relevant OpCo has signed and the relevant FleetCo has accepted a Vehicle Request Notice (as defined in the Master Lease Agreement to which such OpCo and FleetCo are parties) in respect of such Vehicle, all conditions precedent to that Vehicle Request Notice have been satisfied in accordance with the terms and conditions of the aforementioned Master Lease Agreement and a Security has been granted over such Vehicle in favour of the FleetCo Security Agent in accordance with the Relevant Transaction Documents to which such FleetCo is party.

31.3.7
Notwithstanding sub‑clause 31.3.1, no Vehicle may be sold by the Lessor to another FleetCo, if such Vehicle is expected to, or must be returned to, a Vehicle Manufacturer and/or Vehicle Dealer from whom the Lessor purchased the Vehicle in accordance with a Vehicle Dealer Buy‑Back Agreement or Vehicle Manufacturer Buy‑Back Agreement.

31.3.8	A copy of any agreement pursuant to which a Vehicle is sold under this Clause 31.3 will be provided by the Lessee to the FleetCo Security Agent (with a copy to the Transaction Agent).

31.3.9
For the avoidance of doubt, neither the Lessee, nor any affiliated company thereof (including Garage Saint Martin), nor any FleetCo, may be deemed to benefit from any purchase option in relation to any Vehicle. The Lessor shall always be entitled to refuse any purchase offer made by any of the aforementioned entities, even if the purchase price that is offered equals (or exceeds) the then market value of such Vehicle.

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31.4	Payment of accrued Rent

31.4.1
Notwithstanding the disposal of a Vehicle in accordance with this Clause 31 prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

31.4.2
Notwithstanding the sale of a Non‑Programme Vehicle by or on behalf of the Lessor in accordance with the French Servicing Agreement prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

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SECTION F
MISCELLANEOUS

32.	NO REPRESENTATION OR WARRANTY BY LESSOR
The Lessee expressly agrees and acknowledges that, no condition, warranty or representation of any kind is or has been given by or on behalf of the Lessor in respect of any Vehicle, any engine, or any part of a Vehicle or engine, or any French Vehicle Documents or other documentation, and accordingly the Lessee confirms that it has not, in entering into this Agreement, relied on any condition, warranty or representation by the Lessor or any person on the Lessor’s behalf, express or implied, whether arising by law or otherwise in relation to any Vehicle, any engine, or any part of a Vehicle or engine, or any French Vehicle Documents or other documentation, including warranties or representations as to:

(a)
the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any Vehicle's documentation in any or all jurisdictions), state, condition, appearance, safety, durability, design or operation of any kind or nature of any Vehicle or any part thereof, and the benefit or any such condition, warranty or representation by the Lessor is hereby irrevocably and unconditionally waived by the Lessee. No third party making any representation or warranty relating to any Vehicle or any part of any Vehicle is the agent of the Lessor, nor has any such third party authority to bind the Lessor. Nothing contained in this sub‑clause (a) is intended to prejudice any claims which the Lessee or the Lessor may have against the Vehicle Manufacturer and/or Vehicle Dealer in respect to any Vehicle or any third party; or

(b)	the absence of latent, hidden (vices cachés) or other defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

(c)	the absence of any infringement of any patent, trademark, copyright or other intellectual property rights; or

(d)	any implied warranty arising from course of performance, course of dealing or usage of trade.
Accordingly, Article 1721 of the French Code Civil does not apply to this Agreement or the Leases.

33.	NEGOCIATION WITH VEHICLE MANUFACTURERS

33.1	Invitation to contract

33.1.10
The Lessee shall be entitled to propose to the Lessor the entry into Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements (or any amendment or renewal thereof) negotiated for itself with Vehicle Manufacturers and/or Vehicle Dealers with a view to entering into leases in respect of Vehicles purchased by the

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Lessor pursuant to such agreements, it being provided however that the Lessee shall in such case:

(a)
not be deemed to benefit from a general mandate to negotiate (mandat permanent de négocier) on behalf of the Lessor (the Lessor remaining at any time entitled to refuse the entry into the negotiated agreement); and

(b)
negotiate these agreements with a view to implementing the Imperative Principles and the Non-Imperative Principles forming the Negotiation Guidelines (or seek a waiver from the FleetCo Security Agent in relation to any deviations from the Imperative Principles (the "Waiver Consent"), provided that the FleetCo Security Agent shall not under any circumstance grant a waiver in respect of a deviation from the substance of items 2.1.2(a) (No-petition) and 2.1.2(b) (Limited recourse) of the Imperative Principles or notify the FleetCo Security Agent of the Non-Imperative Principles that have not been implemented into the Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement).

33.1.11
The Lessee shall, promptly after receipt of a Waiver Consent, and subject to the recipient being under a duty of confidentiality, deliver to the Lessor, the Transaction Agent, the FleetCo Security Agent and the Liquidation Agent signed copies of each agreement (howsoever described) amending, supplementing or replacing any Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement entered into by the Lessor and also a list of Non-Imperative Principles that have not been incorporated into the relevant Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement.

33.1.12
Annually, the Lessee shall prepare and deliver to the Lessor, the Transaction Agent, the Liquidation Agent and the FleetCo Security Agent a certificate (the "Certificate") signed by the president or the fleet manager of the Lessee in the form of Schedule 5 (Form of Director's Certificate Regarding Negotiation Guidelines Compliance), confirming that each Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement entered into or renewed by the Lessor during the twelve (12) month period ending on the most recent delivery of the Certificate satisfies the applicable Negotiation Guidelines, or with reference to those Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements in respect of which a waiver has been obtained pursuant to subparagraph 33.1.2 or in respect of which the relevant Non-Imperative Principles have not been applied, the Negotiation Guidelines excluded by such waiver and/or not implemented.

33.1.13
The Lessee shall deliver to the FleetCo Security Agent as soon as reasonably practicable (with a copy to the Transaction Agent and the Liquidation Agent) a copy of any supplemental agreement from time to time entered into in respect of any Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement and not delivered pursuant to another provision of this Agreement (or the French Servicing Agreement).

33.2	Changes to a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement

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The Lessee shall deliver to the Transaction Agent, the FleetCo Security Agent and the Lessor promptly, following the receipt of any proposed material changes to any existing Vehicle Dealer Buy-Back Agreement and/or Vehicle Manufacturer Buy-Back Agreement (other than in respect of the Commercial Terms), a notice setting out the principal terms of such proposed changes. If the proposed material changes do not relate to the Commercial Terms and are reasonably likely to have a Material Adverse Effect on the Lessor, the Lessee shall not agree to (and shall procure that the Lessor shall not agree to) such proposed changes.

34.	LIMITATION OF LIABILITY OF LESSOR AND OF THE FLEETCO SECURITY AGENT
To the extent permitted by law and subject to Clause 9 (Non Disturbance and Access), the Lessor and the FleetCo Security Agent will not be liable to the Lessee, the ultimate rental customers of such Lessee, any sub–lessee or any other person in respect of any cost, loss or damage (consequential or otherwise) arising out of the condition, the use, the operation, the rental, the maintenance, repair, delay or failure in delivery of any Vehicle, or the interruption/suspension of possession, use or quiet enjoyment in respect of any Vehicle.

35.	ASSISTANCE OF THE FRENCH SERVICER
The Lessee acknowledges and agrees that the Lessor may be assisted by any person who will then act as a service provider of the Lessor (and not as an agent (mandataire or agent commercial) or locataire-gérant of the business (fonds de commerce)), for all or part of its obligations under this Agreement and shall notify the Lessee of the appointment of such service provider and the identity of the entity or entities who will act in such capacity pursuant to this Clause 35 for purposes of assisting the Lessor with the performance of, inter alia, certain of its duties hereunder.

36.	NO WAIVER
A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law, by the Lessor or the FleetCo Security Agent does not constitute a waiver of the right or remedy or a waiver of its other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the Lessor or the FleetCo Security Agent from further exercise of the right or remedy or the exercise of another right or remedy. The discontinuance, abandonment or adverse determination of any proceedings taken by the Lessor or the FleetCo Security Agent to enforce any right or any provisions shall not operate as a waiver of, or preclude any exercise or enforcement or other exercise or enforcement by the Lessor or the FleetCo Security Agent of, that or any other right or provision. No waiver shall be effective unless specifically made in writing and signed by the duly authorised officer of the person entitled to provide such waiver.

37.	CONTRADICTORY INSTRUCTIONS
If the Lessee receives contradictory instructions, information or other matter from the Lessor and the FleetCo Security Agent, it shall notify the Lessor, the FleetCo Security Agent and the Transaction Agent of the contradiction. Following a FleetCo Event of Default, the instructions of the FleetCo Security Agent shall prevail.

38.	ASSIGNMENT AND SECURITY

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The Lessee and the Lessor may not assign or transfer or purport to assign or transfer any right or obligation under this Agreement without the written consent of the FleetCo Security Agent, save that the Lessor may enter into an assignment by way of security or grant a right of pledge over, amongst other things, certain of the Lessor's rights, title and interest in and under this Agreement pursuant to or as contemplated in any Transaction Document.

39.	VOLUME PREMIUM
In consideration for the volume of Vehicles the Lessee may rent hereunder (and to the extent that such amounts have been received by the Lessor from the Vehicle Manufacturer and/or Vehicle Dealers and are not included in the Vehicle's Capitalised Cost), the Lessor agrees to pay to the Lessee, as a volume premium (the "Volume Premium") an amount equal (and limited) to any such amounts as the Vehicle Manufacturers and Vehicle Dealers may pay to the Lessor and which constitute or reflect any bonus, rebates, credit or similar incentive relating to Vehicles purchased by the Lessor and leased to the Lessee in accordance with the terms of this Agreement. The Lessee agrees that the Lessor shall pay to the Lessee any Volume Premium on the Business Day following actual receipt of the corresponding amounts from the Vehicle Manufacturers and/or Vehicle Dealers out, and within the limit, of such amounts.

40.	OBLIGATIONS AS CORPORATE OBLIGATIONS

40.1	No recourse against shareholders and others
No party shall have any recourse against nor shall any personal liability attach to any shareholder, officer, agent, employee or director of the Lessor or the Lessee in his capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant, or agreement of the Lessor or the Lessee contained in this Agreement.

40.2	No liability for obligations of the Lessor
The Lessee shall not have any liability for the obligations of the Lessor under the Relevant Transaction Documents to which the Lessee is a party solely by reason of this Agreement and nothing in this Agreement shall constitute the giving of a guarantee, an indemnity or the assumption of a similar obligation by any of such other parties in respect of the performance by the Lessor of such obligations.

41.	FLEETCO SECURITY AGENT HAS NO RESPONSIBILITY
The FleetCo Security Agent shall not have any responsibility for any of the obligations of the other Parties and the other Parties acknowledge that the FleetCo Security Agent has no such responsibility and that the FleetCo Security Agent is entitled to the protections contained in and on the terms set out in this Agreement and the Framework Agreement and the FleetCo Deed of Charge. The FleetCo Security Agent hereby declares that it accepts the right and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above mentioned rights and benefits under this Agreement, the FleetCo Security Agent shall have no liabilities to, and will not assume or have any obligations of, any other party to this Agreement.

42.	TIME OF THE ESSENCE

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Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance of the Lessee of its obligations under this Agreement.

43.	CHANGE OF FLEETCO SECURITY AGENT
If there is an appointment of a replacement FleetCo Security Agent in accordance with the terms of the Framework Agreement, each of the Parties shall execute such documents and take such action as the successor FleetCo Security Agent and the outgoing FleetCo Security Agent may reasonably require for the purposes of vesting in the replacement FleetCo Security Agent the benefit of this Agreement and the rights, powers and obligations of the FleetCo Security Agent under this Agreement, and releasing the outgoing FleetCo Security Agent from its future obligations under this Agreement.

44.	INSUFFICIENT RECOVERIES
If, or to the extent that, after the FleetCo Secured Property has been as fully as practicable realised and the proceeds thereof have been applied in accordance with the applicable FleetCo Priority of Payments the amounts recovered on realisation of the FleetCo Secured Property are insufficient to pay or discharge amounts due from French FleetCo to the French FleetCo Secured Creditors in full for any reason, French FleetCo will have no liability to pay or otherwise make good any such insufficiency.

45.	AMENDMENT
This Agreement shall not be amended without the consent of the Parties hereto.

46.	GOVERNING LAW
This Agreement and any non-contractual obligations arising from it shall be governed by French Law.

47.	JURISDICTION
With respect to any suit, action, dispute or proceedings relating to this Agreement and to any non-contractual obligations arising from or connected to it, each party irrevocably submits to the exclusive jurisdiction of the Tribunal de Commerce de Paris and agrees that the Tribunal de Commerce de Paris is the most appropriate and convenient courts to settle any suit, action, Dispute or Proceedings and accordingly neither party will argue to the contrary.

48.	EXECUTION
The Parties have executed this Agreement on the date stated at the beginning of this Agreement.

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Schedule 1
FORM OF MASTER LEASE EXTENSION AGREEMENT

To:    AB Fleetco SAS (the "Lessor"); and
French Servicer;
From:    Avis Location de Voitures SAS (the "Lessee")
Copy to: Crédit Agricole Corporate and Investment Bank, (the "FleetCo Security Agent" for itself and on behalf of the French FleetCo Secured Creditors and "Transaction Agent"); and Fiserv Automotive Solutions, Inc (the "Liquidation Agent").
Date:    [•]
Dear Sirs
We refer to the Master Lease Agreement, dated 21 May 2014 (as amended from time to time) between the Lessee and the Lessor (the "Master Lease Agreement"). Words and expressions used in this letter have the meanings ascribed to them in the Master Lease Agreement.
We hereby request that all the leases of Vehicles entered into and that have not been terminated as of the date hereof in accordance with the Master Lease Agreement be renewed until [date] [year] on the terms set out in the Master Lease Agreement.
This letter is a Master Lease Extension Agreement and all provisions of the Master Lease Agreement continue to apply mutatis mutandis.
Yours faithfully
[•]
for and on behalf of the Lessee

We hereby agree to the renewal of the Master Lease Agreement on the terms set out therein.
[•]
for and on behalf of the Lessor

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SCHEDULE 2
FORM OF VEHICLE REQUEST NOTICE
Master Lease Agreement between French FleetCo and French OpCo
Vehicle Request Notice
Number of Vehicles
Manufacturer
Vehicle model and year
Expected date of delivery to the Lessee's premises

Executed by:
Lessee
AVIS LOCATION DE VOITURES SAS

By:
Date:

Lessor
AB FLEETCO SAS

By:
Date:

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SCHEDULE 3
FORM OF VEHICLE SCHEDULE

Master Lease Agreement between French FleetCo and French OpCo
Vehicle Schedule
Lessor:
AB Fleetco SAS, a société par actions simplifiée incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Beauvais under number 799 383 997, with its registered office at 21, place de l'Hôtel Dieu, 60000 Beauvais, France;

Lessee:
Avis Location de Voitures SAS, a société par actions simplifiée incorporated under the laws of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 652 023 961, with its registered office at 5, place de l’Iris, 92400 Courbevoie, France.

Lease Commencement Date:
Term: [●] calendar months after the aforementioned Lease Commencement Date, which may be renewed.
Vehicle Identification Numbers:
Motor vehicle number:
Registration Number:
Vehicle Manufacturer:
Model Year:
Model:
Colour:
Mileage:
On Rent Indicator:
Location details (if vehicle is not on rent)
Current location code
Current Location Address
Current Location Telephone number

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Location Details (if vehicle on rent)
Customer Name
Customer Address
Customer Telephone number
Expected check in location code
Expected check in address
Expected location telephone number
Delivery date
Programme/Non–Programme

The rent and the terms and conditions of the lease entered into in connection with the Vehicles are contained in the French Master Lease Agreement entered into by AB Fleetco SAS and Avis Location de Voitures SAS on 21 May 2014.

Executed by:
Lessor
AB FLEETCO SAS

By:    ………………………………………..

We hereby acknowledge that the Vehicles referred hereunder are leased as from the relevant Lease Commencement Date specified hereunder in accordance with the French Master Lease Agreement
Lessee
AVIS LOCATION DE VOITURES SAS

………………………………………..

With a copy to the Transaction Agent

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SCHEDULE 4
CONDITION PRECEDENT DOCUMENTS
A copy certified by an officer of the Lessee to be a true, complete and up–to–date copy, of the constitutional documents (statuts) of the Lessee.

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SCHEDULE 5
FORM OF DIRECTOR'S CERTIFICATE REGARDING NEGOTIATION GUIDELINES COMPLIANCE
To
AB FleetCo SAS
21, place de l'Hôtel Dieu
60000 Beauvais
France
("French FleetCo")
Crédit Agricole Corporate and Investment Bank
9 quai du Président Paul Doumer
92920 Paris La Défense Cedex
France
(the "FleetCo Security Agent" for itself and on behalf of the French FleetCo Secured Creditors and the "Transaction Agent")
Pursuant to Paragraph 33.1.3 of the French Master Lease Agreement, the undersigned, _____________________, a Director of the Lessee, hereby certifies that:

(a)
Appendix A hereto contains a complete list of all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements entered into or renewed by the Lessee during the calendar year [•], other than those Vehicle Manufacturer Agreements and Vehicle Dealer Agreements in respect of which the FleetCo Security Agent has granted a waiver pursuant to Paragraph 33.1.2 of the French Master Lease Agreement;

(b)
the undersigned hereby certifies that all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix A satisfy all of the Imperative Principles and the Non-Imperative Principles of the Negotiation Guidelines set forth in Schedule 6 of the French Master Lease Agreement; and

(c)
the undersigned hereby certifies that the Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix B satisfy all of the Imperative Principles but not all of the Non-Imperative Principles of the Negotiation Guidelines. The number of the relevant Non-Imperative Principle that is not complied with is set out next to the name of the relevant Vehicle Manufacturer Agreements and Vehicle Dealer Agreement.

The undersigned has executed this certificate on ___________ 20____.

[Name]
Director

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Appendix A: [list to be completed]
Appendix B: [list to be completed]

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SCHEDULE 6
NEGOTIATION GUIDELINES IN RELATION TO NEW BUY-BACK AGREEMENTS TO BE ENTERED INTO BETWEEN FLEETCOS AND VEHICLES MANUFACTURERS
General No confusion: (definitions, parties etc)
Recitals to the Pro-forma Supplemental Agreement
"WHEREAS:

(A)	The Supplier carries on the business of manufacturing and selling vehicles.

(B)	OpCo purchases vehicles from the Supplier pursuant to fleet agreements entered into with the Supplier and which are renewed on an annual basis.

(C)
FleetCo is a special purpose entity incorporated for the purposes of, inter alia, purchasing Vehicles from the Supplier and leasing the Vehicles so purchased to OpCo and wishes to accede as additional purchaser to future fleet agreements to be entered into by OpCo and the Supplier and benefit from similar purchase terms and conditions.

(D)
FleetCo proposes to finance the purchase of its Vehicles from the Supplier through a specific financing structure. Such financing structure requires certain specific provisions to be contained in future fleet agreements. Accordingly, the parties wish to provide for such specific provisions to be incorporated into future fleet agreements to be entered into between OpCo, FleetCo and the Supplier."

(E)
The conclusion of this Agreement is part of a unique and continuous contractual framework sharing the same economic purpose (ensemble unique et continu de contrats partageant une même finalité économique), constituted by the Agreement, by any contract of purchase of vehicles which are or may be (if the case may be) entered into from time to time in the future between the parties hereto (without creating, however, for any of the parties hereto, an obligation to negotiate and to enter into a new agreement at the expiry of the term of the Agreement).

Clause 1 of the Pro-forma Supplemental Agreement
"NOW THEREFORE IT IS HEREBY AGREED:
1.    DEFINITIONS
Wherever used in this Agreement and the recitals hereto, and unless the context otherwise requires, the following terms shall have the following meanings:
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
"Contract" has the meaning as set out in Clause 2.1 (The Contract) hereof;
"Finance Documents" means, collectively, the transaction documents entered into by, inter alios, FleetCo in connection with the execution of the Finance Transaction;
"Finance Transaction" has the meaning ascribed to such term in Clause 11.2 (Permitted Disclosure);

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"Group" means OpCo and its Affiliates;
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
"Repurchase Obligations" means the obligations of the Supplier to re-purchase, at the applicable Repurchase Price, those Vehicles previously purchased by FleetCo from the Supplier pursuant to this Agreement;
"Repurchase Price" means, in relation to any Vehicle, the purchase price payable by the Supplier to FleetCo for the re-purchase by the Supplier of such Vehicle, in each case, as calculated pursuant to and in accordance with the Sale and Repurchase Terms;
"Required Repurchase Condition Standards" means any applicable provisions or eligibility criteria set out in the Contract requiring Vehicles to meet specified condition standards or eligibility criteria in relation to the Repurchase Obligations;
"Required Repurchase Procedures" means any applicable procedures or requirements, including any minimum or maximum holding periods, set out in the Contract and required to be followed by FleetCo (or its agents, if any) in relation to the Repurchase Obligations;
"Sale and Repurchase Terms" means the general terms and conditions for sale and repurchase of vehicles set out in Schedule 1 (Sale and Repurchase Terms);
"Subsidiary" means any company or corporation (a) which is controlled, directly or indirectly, by (and would be treated as a subsidiary in the latest financial statements of) the first-mentioned company or corporation; or (b) of which more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or (c) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;
"Turnback Damages" means damages payable by FleetCo or deductions to the Repurchase Price applicable by the Supplier as a result of failure by FleetCo to comply with the Required Repurchase Condition Standards; and
"Vehicles" means any passenger vehicle, van or other light duty or heavy duty commercial vehicle or truck purchased by FleetCo or OpCo subject to and in accordance with the terms of the Contract."

2.	Separate Notices
Clause 16 of the Pro-forma Supplemental Agreement
16.    "NOTICE
16.1    Communications in writing
Any notice to be served by a party to the Contract:
16.1.1    shall be in writing; and

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16.1.2
shall be delivered personally or sent by first class post (and air mail if overseas) or by fax or by e mail to the party due to receive the Notice at its address, fax number or email address set out below and marked for the attention of the person or persons set out in below or to another address or fax number or e mail address or marked for the attention of another person or persons specified by the receiving party by not less than 7 days' written notice to the other Parties received before the notice was despatched.

16.2    Time of receipt
Unless there is evidence that it was received earlier, a notice marked for the attention of the person specified in accordance the above sub-clause is deemed given:

16.2.1	if delivered personally, when left at the relevant address referred to below;

16.2.2	if sent by post, except air mail, two business days after posting it;

16.2.3	if sent by air mail, six business days after posting it;

16.2.4	if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine; and

16.2.5	if sent by e mail, two business days after sending it.
16.3    Business day
In the above clause 16.2 (Time of Receipt), "business day" means a day other than a Saturday, Sunday or public holiday in either the country from which the notice is sent or in the country to which the notice is sent.
16.4    Notice details
In the case of the Supplier:
Address:
Tel:
Fax:
Email:
Attention:
In the case of OpCo:
Address:
Tel:
Fax:
Email:
Attention:

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In the case of FleetCo:
Address:
Tel:
Fax:
Email:
Attention:

3.	Vehicle Purchasing
Clause 3 of the Pro-forma Supplemental Agreement
3.    "VEHICLE PURCHASING
3.1    Purchases by OpCo
Unless otherwise agreed in writing by the parties, with effect from the Contract commencement date, OpCo shall purchase Vehicles under the Contract in accordance with the Sale and Repurchase Terms only and FleetCo shall remain a potential purchaser under the Contract but shall not, until the FleetCo Commencement Date (as defined below), itself purchase Vehicles under the Contract.
3.2    FleetCo Commencement Date
[Imperative]
OpCo shall notify the Supplier of the date from which FleetCo shall start purchasing Vehicles under the Contract (such date, the "FleetCo Commencement Date"). With effect from and following the FleetCo Commencement Date, OpCo and FleetCo shall both be entitled to purchase Vehicles from the Supplier pursuant to and in accordance with this Contract. For the avoidance of doubt, FleetCo shall have no obligation (contractual or non-contractual) to purchase any Vehicle from the Supplier under this Contract, unless a purchase order in respect of such Vehicle has been issued by FleetCo.
3.3    No Liability of FleetCo for OpCo obligations
[Imperative]

3.3.1
FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of OpCo (in its capacity as a guarantor, purchaser of vehicles or howsoever otherwise arising) under the Contract.

3.3.2
To the extent that OpCo enters into or is party to any other vehicles sale arrangement with the Supplier, FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of OpCo under any such arrangement or any contractual agreement relating thereto.

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3.4    No Liability of FleetCo for OpCo failure
[Imperative]

3.4.1
The Supplier agrees and recognises that the obligation of FleetCo to turn-back Vehicles (if any) under the Contract is conditional on the full and timely performance by OpCo of its corresponding obligation to return such Vehicles under its separate lease contractual arrangements with FleetCo.

3.4.2
Whenever the Supplier suffers any damage or loss in relation to the re-possession by the Supplier of a Vehicle from FleetCo whether pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) or upon turn back of a Vehicle by FleetCo in breach of the Sale and Repurchase Terms or the Supplier otherwise wishes to claim any amounts under or in connection with this Agreement (unless attributable to the wilful misconduct (faute dolosive) or gross negligence (faute lourde) of FleetCo), such damage, loss or amounts shall in each case only be recoverable from OpCo and in no event shall FleetCo be liable for any such damage, loss or amounts (unless attributable to the wilful misconduct (faute dolosive) or gross negligence (faute lourde) of FleetCo), provided however that, for the avoidance of doubt, any damage suffered by the Supplier which are Turnback Damage owed by FleetCo to such Supplier may be off set by the Supplier against any amount of the Repurchase Price owed by it to FleetCo in accordance with the provisions of Clause 9 (Set Off).

3.5    Several obligation
[Imperative]
Without prejudice to the provisions under Clause 6 (Joint and Several Liability of OpCo), the obligations and liabilities of FleetCo and OpCo under the Contract shall in each case be several and not joint (conjointes mais non solidaires).
3.6    No waiver
[Non-imperative]
The purchase by FleetCo of Vehicles under the Contract shall not prejudice or affect any liability of any party under the Contract which may have arisen prior to the FleetCo Commencement Date or, except as expressly mentioned herein, waive or modify any obligation of any party under the Sale and Repurchase Terms to the extent that such obligation was to be performed or observed at any time prior to the execution of the Contract."
4.    Volume Targets and Rebates (non-imperative)
Clause 4 of the Pro-forma Supplemental Agreement
4.    "VOLUME TARGETS AND REBATES
[Non-imperative]

4.1
Vehicles purchased by OpCo and FleetCo under the Contract shall be aggregated when determining or calculating any minimum volume of Vehicles required to be purchased under the Sale and Repurchase Terms and the minimum requirements

55

of purchase against which various rebates and discounts provided under the Sale and Repurchase Terms may apply.

4.2	Any bonus payment or other similar amount payable by the Supplier for Vehicles purchased under the Contract by OpCo or by FleetCo shall, in each case, be paid to OpCo.

4.3
Any reduction to the purchase price of Vehicles as a result of any minimum vehicle purchase levels being reached (such minimum purchase levels being determined or calculated in accordance with clause [4.1] above) shall inure to the benefit of FleetCo and OpCo and such reduction to the purchase price shall apply to all Vehicles to be purchased by FleetCo and OpCo.

4.4
In the event that any minimum vehicle purchase level required under the Contract in the relevant year is not met, any rebate of bonus payment or other reduction of benefits applied to the purchase price on Vehicles purchased by FleetCo, or any other amount recoverable by the Supplier (howsoever described and including, without limitation, penalty payments, if applicable), shall in each case only be recoverable from OpCo and in no event shall FleetCo be liable for any such amounts."

5.	Purchase Orders and Transfer of title
Clause 5 of the Pro-forma Supplemental Agreement
5.    "PURCHASE ORDERS AND TRANSFER OF TITLE
[Imperative]
5.1    The Supplier hereby agrees to:

5.1.1	invoice OpCo and FleetCo separately whenever this Contract (including pursuant to the Sale and Repurchase Terms) provides that an amount shall be due to the Supplier by any of them; and

5.1.2	record any order of Vehicles made by OpCo or, as the case may be, FleetCo in the name of the company that made the order.

5.2
[Option 1 below is the best position for Avis and should be the starting position. If Suppliers will not agree to Option 1, Option 2 should be used. The number of days in Option 2 should be as small as possible, every additional day has a detrimental effect on the securitisation. In no event should this period be longer than 30 days.]

Notwithstanding anything to the contrary in this Agreement, FleetCo may, at any time and for any reason whatsoever, cancel all outstanding vehicle orders (but not some of them) it has placed with the Supplier by giving a notice in writing (the "Cancellation Notice") to the Supplier (with a copy to OpCo). The Cancellation Notice will be effective [OPTION 1: immediately upon] [OPTION 2: [•] days after] receipt by the Supplier in legible form, upon which FleetCo shall (i) irrevocably and definitely be discharged from all obligations and liabilities towards the Supplier arising or which may arise from such cancelled orders and (ii) cease to be able to make any new vehicle order under the Contract.

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5.3
OpCo irrevocably acknowledges and agrees that, upon Supplier's request in writing, OpCo shall unconditionally assume all FleetCo's obligations and liabilities and benefit from all FleetCo's rights (including the right to receive delivery of the relevant vehicles) which may arise from the cancelled orders. The Supplier irrevocably acknowledges and agrees that any default by OpCo or the unenforceability for any reason of the assumption by OpCo of FleetCo's rights and obligations (including the right to receive delivery of the relevant vehicles) shall not affect the validity and enforceability of the discharge of FleetCo's obligations and liabilities as set out in Clause 5.2 above."

6.	Repurchase Obligations unconditional
Clause 7 of the Pro-forma Supplemental Agreement
7.    "REPURCHASE OBLIGATIONS UNCONDITIONAL
[Non-imperative]

7.1
The Repurchase Obligations shall be unconditional and irrevocable obligations of the Supplier, subject only to (a) any applicable Required Repurchase Procedures, and (b) any Required Repurchase Condition Standards. Without limiting the generality of the foregoing, no Repurchase Obligation shall be conditional upon FleetCo or OpCo or any other person, individually or in aggregate purchasing any minimum number of Vehicles or meeting any other minimum threshold level over or within any period or the solvency of FleetCo, OpCo or any other member of the Group.

7.2
By exception to any terms of the Required Repurchase Procedures or Required Repurchase Condition Standards, no Repurchase Obligations shall be conditional upon whether FleetCo turns back Vehicles to the Supplier within agreed vehicles holding periods."

7.	Termination
Clause 8 of the Pro-forma Supplemental Agreement
8.    "TERMINATION

8.1
"Each of the parties hereto may terminate the Contract (including the Sale and Repurchase Terms) subject to and in accordance with the terms thereof, provided always that (a) such termination is without prejudice to any Required Repurchase Procedures or Required Repurchase Condition Standards and (b) notwithstanding any other provisions of the Sale and Repurchase Terms to the contrary:

8.1.1
the Supplier shall not at any time be entitled to terminate its Repurchase Obligations in relation to any Vehicle which has previously been delivered to or to the order of FleetCo prior to the termination date and any such Repurchase Obligations shall survive any termination of the Contract irrespective of whether such termination is as a result of any breach by OpCo of any of its obligations under this Contract; [Non-imperative]

8.1.2	the provisions of Clauses 9 (Set Off), 13 (Limited Recourse) and 14 (Non Petition) shall survive the termination of the Contract; [Imperative]

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8.1.3	the terminating party must have given prior reasonable notice in writing to the other party of its intention to terminate the Contract; and [Non-imperative]

8.1.4	no amounts to be paid by FleetCo pursuant to the Contract shall become immediately due and payable as a result of, or in connection with, the termination of the Contract. [Imperative]"

8.	Set off rights
Clause 9 of the Pro-forma Supplemental Agreement
9.    "SET OFF
[OPTION 1 – TO BE INSERTED WHENEVER POSSIBLE]

9.1
The Supplier may set off any amount owed by FleetCo in respect of Turnback Damages under the Contract against any amount of the Repurchase Price owed under the Contract by the Supplier to FleetCo. Other than the preceding sentence, the Supplier undertakes not to set off any amount owed to it by FleetCo (including any unpaid purchase price owed to the Supplier by FleetCo in relation to Vehicles ordered by FleetCo (whether delivered or not) under any vehicle purchasing agreement entered into from time to time between such parties (including the Contract) against any amount (including, save as provided for in the preceding sentence, amounts of Repurchase Price) owed by the Supplier to FleetCo under any vehicle purchasing agreement entered into from time to time between such parties (including the Contract). [Non-imperative]

9.2
Notwithstanding the above, the Supplier undertakes not to set off any amount owed by OpCo to the Supplier under the Contract, or otherwise (including under any other vehicle purchasing agreement entered into from time to time between such parties), against any amounts owed by the Supplier to FleetCo pursuant to the Contract or to any other vehicle purchasing agreement entered into from time to time between FleetCo and the Supplier, even if any are deemed to be connected claims (créances connexes). [Imperative]

[OPTION 2 – TO BE INSERTED IF OEM WILL NOT AGREE TO OPTION 1]

9.1
The Supplier may set off any amount owed by FleetCo to the Supplier pursuant to the Contract against any amount owed by it to FleetCo pursuant to the Contract or any agreement made between FleetCo and the Supplier. FleetCo may set off any amount owed by the Supplier to FleetCo pursuant to the Contract against (a) any amount owed by it to the Supplier pursuant to the Contract or any agreement made between FleetCo and the Supplier or (b) any amount which becomes owed by it to the Supplier pursuant to any agreement which may be entered into between them. [Non-imperative]

9.2
Notwithstanding the above, the Supplier undertakes not to set off any amount owed by OpCo to the Supplier under the Contract, or otherwise (including under any other vehicle purchasing agreement entered into from time to time between such parties), against any amounts owed by the Supplier to FleetCo pursuant to the Contract or to any other vehicle purchasing agreement entered into from time to time between FleetCo and the Supplier, even if any are deemed to be connected claims (créances connexes). [Imperative]"

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9.	Title
Clause 10 of the Pro-forma Supplemental Agreement
10.    "Retention of title
[Non-imperative]
10.1    Transfer to FleetCo
To the extent that credit terms are made available to FleetCo by the Supplier in relation to the payment by FleetCo of the applicable purchase price in respect of the relevant Vehicle, title to such Vehicle shall not pass from the Supplier to FleetCo until the time of payment in full of the purchase price for that Vehicle by FleetCo to the Supplier following which title to the Vehicle shall immediately and unconditionally pass from the Supplier to FleetCo.
10.2    Transfer to Supplier
To the extent that credit terms are made available to the Supplier by FleetCo in relation to the payment by such Supplier (or on its behalf) of the applicable Repurchase Price in respect of the relevant Vehicle, title to a Vehicle shall not pass from FleetCo to the Supplier until the time of payment in full of the Repurchase Price for that relevant Vehicle by the Supplier (or if specified by the Supplier at the time of payment, by its nominee) to FleetCo following which title to the Vehicle shall immediately and unconditionally pass to the Supplier."

10.	Confidentiality
Clause 11 of the Pro-forma Supplemental Agreement
11.    "CONFIDENTIALITY
[Imperative]
11.1    General prohibition on disclosure
Subject only as provided in sub-clause 11.2 below, none of FleetCo, OpCo nor the Supplier may, for the term of the Contract and thereafter until the expiry of one (1) year therefrom, disclose the terms of the Contract, to any person without the prior written consent of:
11.1.1    in the case of disclosure by FleetCo or OpCo, the Supplier; or
11.1.2    in the case of disclosure by the Supplier, FleetCo and OpCo;
provided always that such prohibition on disclosure shall not apply to any disclosure to any court of competent jurisdiction in accordance with any requirement of or direction by any regulatory body, regulatory investment exchange, listing authority or other competent or relevant authority or as otherwise required by applicable law or regulation.

59

11.2    Permitted disclosure
FleetCo shall be entitled to disclose any term of the Contract in connection with any proposed issue of securities and/or other form of financing which is secured, whether directly or indirectly, on any Vehicle to be purchased by it or FleetCo's rights, interests or benefits under the Contract (a "Finance Transaction"):
11.2.1 to any Affiliate of FleetCo or any issuer, guarantor, funding provider (being a bank lender or otherwise), security trustee, lead manager or arranger (or any person appointed in a similar role), rating agency, servicer, monoline insurer, any other person providing credit support or credit or liquidity enhancement for a proposed Finance Transaction or any person to whom or for whose benefit FleetCo assigns, pledges or transfers pursuant to clause 1.26 below as well as their agents, professional advisors and Affiliates; and

11.2.2
(other than in relation to any commercial terms including purchase price, Repurchase Price, any requirement in relation to the number of Vehicles required to be purchased by FleetCo or OpCo pursuant to the Contract, discounts, depreciation, payment terms, bonus arrangements, refurbishment costs, overmileage penalties, as the case may be) pursuant to any offering document, or investor presentation or any other marketing materials prepared in connection with a proposed Finance Transaction."

11.	Assignment and transfer
Clause 12 of the Pro-forma Supplemental Agreement
12.    "ASSIGNMENT AND TRANSFERS
12.1    Assignment by FleetCo
FleetCo may assign, pledge or transfer (by way of security or otherwise) its rights under the Contract to a third party funding provider, a FleetCo Security Agent, a security trustee or any other person in relation to or in connection with any Finance Transaction without restriction and without the need to obtain the consent of the Supplier or any other person. [Imperative]
12.2    Assignment by the Supplier
The Supplier may assign its rights under the Contract without the prior written consent of FleetCo, provided that such assignment or transfer does not prejudice any rights or benefits of FleetCo (including, without limitation, any set-off rights under the Contract against any assignee of the Supplier) and does not grant such assignee any more rights against FleetCo than those granted to the Supplier under the Contract. [Non-imperative]"

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12.	No-Petition and Non-recourse
Clauses 13 and 14 of the Pro-forma Supplemental Agreement
13.    "LIMITED RECOURSE
[Imperative]

13.1
Save as otherwise expressly contemplated herein, each of the Supplier and OpCo may commence legal proceedings against FleetCo to the extent that the only relief sought against FleetCo pursuant to such proceedings is the re-possession by the Supplier of a Vehicle (in respect of which the applicable purchase price remains unpaid) pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) and shall not have recourse to any asset of FleetCo (other than any such Vehicle). [Imperative]

13.2
The Supplier hereby irrevocably and unconditionally covenants and undertakes that, other than as expressly specified herein, it shall not be entitled to and shall not initiate or take any step prior to eighteen (18) months and one (1) day after the termination of the Finance Documents in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by FleetCo under the Contract (other than serving a written demand on FleetCo for payment subject to the terms of this Contract and solely for the purpose of avoiding forfeiture of right or any other action strictly necessary to prevent the legal expiration of its rights hereunder). [Imperative]

13.3
The Supplier irrevocably and unconditionally agrees that any amounts owed to it by FleetCo under the Contract will only become matured, due and payable if and to the extent that the available funds of FleetCo are sufficient to pay for such amounts in accordance with the relevant priority agreement of the Finance Documents, provided that any such amounts owed by FleetCo will become due and payable on the day which is eighteen (18) months and one (1) day after the termination of the Finance Documents (to the extent that they have not become due and payable prior to that day pursuant to this clause). [Non-imperative but is recommended to be included]

14.    NON PETITION
[Imperative]
The Supplier shall not be entitled to take, and unconditionally and irrevocably agrees that it shall not take, prior to eighteen (18) months and one (1) day after the termination of the Finance Documents, any step in connection with:

14.1.1	the liquidation, suspension of payments, bankruptcy, emergency regulations or insolvency (or any similar or analogous proceedings of circumstances) of FleetCo; or

14.1.2	the appointment of an insolvency officer or any similar officer in relation to FleetCo or any of its assets whatsoever; or

14.1.3
the initiation (or the joining of any person to initiate) or the taking of any step (on behalf of itself or by any person on its behalf) in connection with the liquidation or insolvency (or any similar or analogous proceedings of

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circumstances) of FleetCo. [This sub-paragraph is non-imperative but is recommended to be included]"

13.	Amendment – no amendment without prior written consent of each party
Clause 17 of the Pro-forma Supplemental Agreement
17.    "AMENDMENTS, MODIFICATIONS AND WAIVERS
No term of this Contract (including the Sale and Repurchase Terms and this Agreement) may be amended, modified or waived by any party hereto, except with the prior written consent of the parties hereto and any such amendment, modification or waiver shall be binding on all the parties hereto."

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SCHEDULE 7
FORM OF NOTICE TO LANDLORD
[Sur papier à en tête de Avis Location de Voitures S.A.S.]

Par lettre recommandée avec accusé de réception
A :     [nom/dénomination sociale et adresse du propriétaire du Parc de Stationnement]
Le [•]
Madame, Monsieur,
Notice d'Information
Nous faisons référence au contrat de bail conclu le [•] entre vous-mêmes et notre société [détails des contrats de location à fournir par Avis Location de Voitures S.A.S. : date, référence, autres détails d'identification applicables] (le(s) "Contrat(s) de Location") aux termes duquel vous avez accepté de nous donner en location le[s] parc[s] de stationnement présentant les caractéristiques suivantes : [éléments d'identification du ou des parc(s) de stationnement à fournir par Avis Location de Voitures S.A.S. : adresse, etc.] (le(s) "Parc(s) de Stationnement").
Le groupe Avis s'est engagé dans un programme de financement afin d'acquérir des véhicules. En conséquence de ce programme de financement, la plupart des véhicules automobiles qui viendront, à l'avenir, à être stationnés sur le Parc de Stationnement aux termes du Contrat de Location n'appartiendront pas à Avis Location de Voitures S.A.S.. Ces véhicules seront notamment la propriété de la société AB FleetCo S.A.S. (et seront immatriculés à son nom).
A tout moment pendant la durée du Contrat de Location, sur demande écrite préalable de votre part, nous vous communiquerons les noms des propriétaires de chacun des véhicules automobiles qui viendront à stationner sur le(s) Parc(s) de Stationnement à une date donnée à compter de la date du présent courrier.
Nous vous prions d'agréer, Madame, Monsieur, l'expression de nos sincères salutations.
Avis Location de Voitures S.A.S.
Signature :
Nom :
Qualité :

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Translation for information purposes only
[On letterhead paper of Avis Location de Voitures S.A.S.]
By registered mail with acknowledgement of receipt
To:     [name and address of the landlord of the Car Park]

On [•]
Dear Madam, dear Sir,
Information Notice
We refer to the lease agreement entered into on [•] between yourself and our company [details of the lease agreements to be provided by Avis Location de Voitures S.A.S.: date, reference number, other applicable details] (the "Lease Agreement(s)") pursuant to which you have agreed to hire to us the car park[s] having the following features: [identification details of the car park[s] to be provided by Avis Location de Voitures S.A.S.: address, etc.] (the "Car Park(s)").
The Avis group has embarked on a funding programme to purchase vehicles. As a result of this funding programme, most of the vehicles which may be parked in the Car Park(s) pursuant to the Lease Agreement(s) from time to time as from the date of this letter will not belong to Avis Location de Voitures S.A.S.. These vehicles will in particular belong to, and be registered in the name of, AB FleetCo S.A.S.
At any time during the term of the Lease Agreement, upon prior written request, we will provide you with a list of the owners of the vehicles that will be parked in the Car Park(s) as at a given date as from the date of this letter.
Sincerely,
Avis Location de Voitures S.A.S.
Signature:
Name:
Title:

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EXECUTION PAGE
Lessor
AB FLEETCO SAS

By: /s/ Frederic LeGuide

Name:	FRÉDÉRIC LEGUIDE

Lessee
AVIS LOCATION DE VOITURES SAS

By: /s/ Eric LePleux

Name:	ERIC LEPLEUX

FleetCo Security Agent
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK SA

By: /s/ Edith Lusson

Name:	EDITH LUSSON

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